Exhibit 10.13

[logo:] Scotiabank	[stamp:] NOTARIA PAINO Av. Aramburu 668 - Surquillo No. 4228811 KARDEX ENTRY TEL No.: 6185151	1 Chiclayo Financial Lease

Notary:

Please issue in your Register of Public Deeds, one for Financial Lease, which in accordance with Legislative Decree No. 299, its Regulations, amending rules and the provisions of this agreement, is entered into by, on the one hand, SCOTIABANK PERU S.A.A., with RUC (Registro Único de Contribuyentes [Unique Taxpayer Registry]) No. 20100043140, a company registered in the Record 11008578 of the Book of Companies of the Registry of Legal Entities of Lima, duly represented by the proxies listed in Annex I, empowered with the powers registered in the Record 11008578 of the same Registry, with address in Av. Dionisio Derteano No. 102, San Isidro, hereinafter referred to as THE LESSOR; and, on the other hand, THE LESSEE, the data of which are set out in Annex I to this agreement, under the following terms and conditions.

FIRST.- OF THE DEFINITIONS USED

Without prejudice to the other capitalized definitions used in the text of this agreement, the parties agree that the following definitions shall have the following meanings:

1.1	FINAL ACCEPTANCE CERTIFICATE: It is the document by which THE LESSEE agrees with and accepts the WORKS received from the CONSTRUCTOR, which will be issued in accordance with the provisions of Clause 5.1 of the FINANCIAL LEASE AGREEMENT.

1.2	AFFILIATED: It is, with respect to a legal entity, any PERSON exercising EFFECTIVE CONTROL over it and the other PERSONS on whom the legal entity also exercises an EFFECTIVE CONTROL.

1.3	AUNA: It is Grupo de Salud del Perú S.A.C.

1.4	GOVERNMENT AUTHORITY: It is any entity that exercises executive, legislative, regulatory or administrative functions that correspond to government functions and exercises jurisdiction over the persons or matters in question.

1.5	CHANGE IN CONTROL: It is any event or series of events by which: (a) Enfoca SAFI no longer exercises for any reason, directly or indirectly, the EFFECTIVE CONTROL over AUNA; or (b) AUNA no longer controls, directly or indirectly, 66.6% of the voting rights at the general meeting of shareholders of Oncosalud S.A.C. Upon termination of the INTERNATIONAL LOAN AGREEMENT, there will be a CHANGE IN CONTROL in the case (b) that AUNA no longer controls for any reason, directly or indirectly 51% of the voting rights at the general meeting of shareholders of Oncosalud S.A.C.

1.6	CERTIFICATE OF FINAL COMPLETION: It is the document that will be issued by the WORKS SUPERVISOR, within ten (10) calendar days of having validated the completion of the WORKS, under which he or she declares in favor of THE LESSOR, that (i) the WORKS has been correctly constructed, in accordance with the WORK SPECIFICATIONS and the CONSTRUCTION CONTRACT; and, (ii) that the funds granted under this FINANCIAL LEASE AGREEMENT have been duly channeled as established in Annex I to this document.

1.7	CLINIC: They are, together, the civil works that will be built within the framework of the WORKS financed by this FINANCIAL LEASE AGREEMENT, as well as the acquisition and implementation of the MEDICAL EQUIPMENT under the EQUIPMENT FINANCIAL LEASE AGREEMENT, in order to be able to operate as an establishment dedicated to the provision of general health services.

1.8	STRUCTURING FEE: It is the fee that THE LESSEE must pay to THE LESSOR on the CLOSING DATE, equivalent to 1.00% (one percent) of the AMOUNT OF CAPITAL FINANCED.

1.9	PREPAYMENT FEE: It is the fee that THE LESSEE will pay to THE LESSOR equivalent to 2.00% (two percent) on the amount to be prepaid, in addition to the cost of breach in funding, if applicable.

1.10	FINANCIAL LEASE AGREEMENT: It is this contract signed between THE LESSOR and THE LESSEE.

1.11	EQUIPMENT FINANCIAL LEASE AGREEMENT: It is the financial lease agreement that will be signed between THE LESSOR and THE LESSEE, through which, THE LESSOR undertakes to acquire the MEDICAL EQUIPMENT and lease them in favor of THE LESSEE.

1.12	ASSIGNMENT AGREEMENT: It is the assignment agreement signed between THE LESSOR and THE LESSEE, on the same date on which this FINANCIAL LEASE AGREEMENT is signed, by means of which THE LESSEE assigns in favor of THE LESSOR thirty percent (30%) of the COLLECTION RIGHTS, in order to guarantee the due and faithful fulfillment of the obligations assumed by THE LESSEE under the FINANCING DOCUMENTS. Likewise, THE LESSEE, through such ASSIGNMENT OF RIGHTS, undertakes to comply with a minimum Debt Coverage Ratio of 1.00x in the years 2021 and 2022 and 1.20x in the years 2023 to 2027, as established in the ASSIGNMENT AGREEMENT.

[1.4.1.1.6] [Closing Set – Contrato de Arrendamiento Financiero (Minuta) – 4823-2977-1444 v 1.pdf] [Page 1 of 76]
4821-8747-7164, v. 8 [signatures]	[stamp:] TREASURY ANALYST APPROVED BY Sebastian Menacho	[stamp:] GSP SERVICIOS GENERALES S.A.C. LEGAL MANAGEMENT APPROVED BY ANNEMY JURGENS

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Chiclayo Financial Lease

bel1.13	PARKING SPACE MORTGAGE AGREEMENT: It is the mortgage agreement signed between THE LESSOR and THE LESSEE, on the same date on which this FINANCIAL LEASE AGREEMENT is signed, by means of which THE LESSEE grants first and preferential mortgage guarantee on the PARKING SPACES in favor of THE LESSOR, in order to guarantee the due and faithful fulfillment of the obligations assumed by THE LESSEE under the FINANCIAL LEASE AGREEMENT.

1.14	LAND MORTGAGE AGREEMENT: It is the mortgage agreement signed between THE LESSOR and THE LESSEE, on the same date on which this FINANCIAL LEASE AGREEMENT is signed, by means of which THE LESSEE grants first and preferential mortgage guarantee on the LAND in favor of THE LESSOR, in order to guarantee the due and faithful fulfillment of the obligations assumed by THE LESSEE under the FINANCIAL LEASE AGREEMENT.

1.15	MORTGAGE AGREEMENTS: They are, together, the PARKING SPACE MORTGAGE AGREEMENT and the LAND MORTGAGE AGREEMENT.

1.16	CONSTRUCTION CONTRACT: It is the contract entered into by and between THE LESSEE and the CONSTRUCTOR for the construction of the WORKS, as well as its first, second and third addendum signed simultaneously to this document, by means of which THE LESSEE assigns in favor of THE LESSOR certain rights and obligations under said contract.

1.17	SURFACE USE AGREEMENT: It is the contract of incorporation of a surface right signed between THE LESSOR and THE LESSEE, on the same date on which this FINANCIAL LEASE AGREEMENT is signed, by means of which THE LESSEE constitutes a real right to use a surface on the LAND in favor of THE LESSOR.

1.18	GUARANTOR AGREEMENTS: They are, together, the MORTGAGE AGREEMENTS and the ASSIGNMENT AGREEMENT.

1.19	EFFECTIVE CONTROL: It is the control exercised by a PERSON over a person or legal entity: (a) when, through direct or indirect ownership of shares or holdings, usufruct, pledge, collateral pledge, trust agreements or the like, agreements with other shareholders or partners or other acts of any nature, he or she can exercise more than fifty per cent (50%) of the voting rights at the general meeting of shareholders or partners; or, (b) when without having more than fifty per cent (50%) of the voting rights at the general meeting of shareholders or partners, he or she may designate or remove most members of its board, or if there is no board, its principal manager or executive.

1.20	CONSTRUCTOR: It is Estremadoyro y Fassioli Contratistas Generales S.A. identified with RUC (Registro Único de Contribuyentes [Unique Taxpayer Registry]) No. 20100348501, contractor chosen by THE LESSEE, who will be in charge of the construction of the WORKS that will be owned by THE LESSOR.

1.21	INTERNATIONAL LOAN AGREEMENT: It is the loan agreement dated December 21, 2018, signed by Auna Colombia S.A.S., under which it has assumed monetary obligations with Citibank N.A. and Banco Santander, S.A. for up to the sum of USD 110,000,000.00 (One hundred ten million and 00/100 Dollars).

1.22	PAYMENT SCHEDULE: It is the schedule describing the amount of each of the FEES, as well as the BALLOON FEE, which must be paid by THE LESSEE on each PAYMENT DATE and which is included as Annex II to this FINANCIAL LEASE AGREEMENT. The PAYMENT SCHEDULE listed as Annex II is a reference, since it has been prepared considering the total DISBURSEMENT of the AMOUNT OF CAPITAL FINANCED, and can be modified by THE LESSOR on the DATE OF ACTIVATION. In the event that the DATE OF ACTIVATION occurs before the expiration of the GRACE PERIOD, the PAYMENT SCHEDULE must reflect said GRACE PERIOD.

1.23	FEE: It is each of the sixty (60) equal and consecutive monthly fees, as well as the BALLOON FEE, which must be paid by THE LESSEE in favor of THE LESSOR, as consideration for the financial lease of the WORKS, on each DATE OF PAYMENT.

1.24	BALLOON FEE: It is the equivalent to thirty percent (30%) of the AMOUNT OF CAPITAL FINANCED, which will be paid by THE LESSEE to THE LESSOR on the DATE OF PAYMENT of the last FEE.

1.25	COLLECTION RIGHTS: These are the collection rights held by THE LESSEE over 100% (one hundred per cent) of the revenue generated by the CLINIC, once it starts its operations.

[1.4.1.1.6] [Closing Set – Contrato de Arrendamiento Financiero (Minuta) – 4823-2977-1444 v 1.pdf] [Page 2 of 76]
4821-8747-7164, v. 8 [signatures]	[stamp:] TREASURY ANALYST APPROVED BY Sebastian Menacho	[stamp:] GSP SERVICIOS GENERALES S.A.C. LEGAL MANAGEMENT APPROVED BY ANNEMY JURGENS

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Chiclayo Financial Lease

1.26	DISBURSEMENT: It is any sum actually paid by THE LESSOR in favor of THE LESSEE, including any payment related to the construction of the WORKS, in execution of this FINANCIAL LEASE AGREEMENT. The total sum of DISBURSEMENTS may in no case be greater than the AMOUNT OF CAPITAL FINANCED.

1.27	BUSINESS DAY: It is each of the five (5) days of the week, which start on Monday and end on Friday, except holidays or non-working days, in which all banks operating in the city of Lima are open, assisting the general public, in their main offices.

1.28	FINANCING DOCUMENTS: They are, together (i) the FINANCIAL LEASE AGREEMENT; (ii) the EQUIPMENT FINANCIAL LEASE AGREEMENT; (iii) the MORTGAGE AGREEMENTS; (iv) the ASSIGNMENT AGREEMENT; and (v) the SURFACE USE AGREEMENT.

1.29	SUBSTANTIALLY ADVERSE EFFECT: It is any act, fact or circumstance that, in the reasonable opinion of THE LESSOR, generates an adverse effect or impairment that substantially affects: (a) the business, operations, financial condition, ability to pay or assets of THE LESSEE or of its SUBSIDIARIES, including but not limited to, filing disputes, legal, arbitral, administrative actions, precautionary measures or foreclosures on any of its assets and to the notification of any action, investigation or judicial, arbitral or administrative proceedings against it; or, (b) the legality, validity, duration, claimability or enforceability of this FINANCIAL LEASE AGREEMENT or the other FINANCING DOCUMENTS, or the obligations generated therefrom, or the rights or actions of THE LESSOR.

1.30	EVENT OF DEFAULT: It has the meaning given to said term in the Twenty-Fifth Clause of the FINANCIAL LEASE AGREEMENT.

1.31	SUBSTANTIALLY ADVERSE EVENT: It is any fact or circumstance that, in the reasonable opinion of THE LESSOR, substantially changes in an adverse manner the conditions of the national or international capital and/or financial market and/or financial conditions, the political, economic, legal, foreign exchange, local and/or international banking conditions and/or the political and/or economic situation of the Republic of Peru, in such a way that it affects the capacity and/or modifies the financial conditions of THE LESSEE to obtain the necessary funds to meet its obligations under this financial lease in the terms set out in the FINANCING DOCUMENTS.

1.32	MEDICAL EQUIPMENT: It shall have the meaning given to such term in the EQUIPMENT LEASE AGREEMENT.

1.33	PARKING SPACES: It is the property located in Avenida Mariscal Nieto No. 480, Campodónico Corner, District and Province of Chiclayo; Department of Lambayeque, which is registered in Electronic Record No. 11099471 of the Real Estate Registry Office of the Registration District No. II - Chiclayo Headquarters - Registration Office of Chiclayo, in which the parking spaces of the CLINIC will be located.

1.34	DATE OF ACTIVATION: It will be the date on which (i) all the DISBURSEMENTS for the construction of the WORKS are consolidated; (ii) the AVAILABILITY PERIOD has ended; (iii) THE LESSEE has granted the FINAL ACCEPTANCE CERTIFICATE to THE LESSOR; and/or (iv) the WORKS SUPERVISOR has issued the CERTIFICATE OF FINAL COMPLETION. The DATE OF ACTIVATION will occur, even if the conditions set out above have not been met, on the expiration date of the twenty-four (24) month term counted as from the CLOSING DATE.

1.35	CLOSING DATE: This is the date on which the FINANCING DOCUMENTS have been signed.

1.36	DATES OF DISBURSEMENT: These are the dates on which THE LESSOR makes the DISBURSEMENTS in favor of THE LESSEE.

1.37	PAYMENT DATES: These are the dates on which THE LESSEE must pay each of the FEES and any other amounts owed under this FINANCIAL LEASE AGREEMENT in favor of THE LESSOR.

1.38	WORKS PROGRESS REPORT: It is the document issued by the WORKS SUPERVISOR, on a monthly basis for the purpose of certifying that: (i) there is correspondence between the amounts disbursed by THE LESSOR to THE LESSEE and the amount actually invested for the execution of the WORKS; (ii) the construction of the WORKS is progressing in accordance with the provisions of the WORK SPECIFICATIONS and the CONSTRUCTION CONTRACT; and, (iii) there are no overruns in the WORKS. The WORKS PROGRESS REPORT must be issued within seven (7) calendar days following the respective REQUEST FOR WORK PROGRESS APPRAISAL.

[1.4.1.1.6] [Closing Set – Contrato de Arrendamiento Financiero (Minuta) – 4823-2977-1444 v 1.pdf] [Page 3 of 76]
4821-8747-7164, v. 8 [signatures]	[stamp:] TREASURY ANALYST APPROVED BY Sebastian Menacho	[stamp:] GSP SERVICIOS GENERALES S.A.C. LEGAL MANAGEMENT APPROVED BY ANNEMY JURGENS

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Chiclayo Financial Lease

1.39	INTEREST: These are the interest, fees, expenses and any sum or expenditure in addition to the AMOUNT OF CAPITAL FINANCED included in the fees of the financial lease.

1.40	LEASING VALLESUR: It is (i) the financial lease agreement to be signed between THE LESSEE and THE LESSOR for the construction of the towers of the Vallesur clinic; and, (ii) the medical equipment financial lease agreement in order to equip the Vallesur clinic in the department of Arequipa, Peru.

1.41	APPLICABLE LAWS: They are the laws, decrees, legal rules of any rank, hierarchy and nature applicable in the Republic of Peru, or decisions of any GOVERNMENT AUTHORITY, as they may be interpreted or modified in the future.

1.42	WORK SPECIFICATIONS: It is the document containing the description of the WORKS that will be built in accordance with the CONSTRUCTION CONTRACT, the execution of which will be carried out by the CONSTRUCTOR. The WORK SPECIFICATIONS are included as Annex VI to this AGREEMENT.

1.43	AMOUNT OF CAPITAL FINANCED: This is the approved amount of financing under this FINANCIAL LEASE AGREEMENT of up to S/ 70,000,000.00 (Seventy Million and 00/100 SOLES). The AMOUNT OF FINANCED CAPITAL will be effectively determined on the DATE OF ACTIVATION, depending on the VALUE OF THE WORKS.

1.44	WORKS: It is the civil construction to be built on the LAND, the characteristics of which are described in the WORK SPECIFICATIONS that is inserted as part of Annex VI.

1.45	PARTIES: They are, together, THE LESSOR and THE LESSEE.

1.46	AVAILABILITY PERIOD: It is the period during which THE LESSEE may request DISBURSEMENTS from THE LESSOR, which will be fifteen (15) months from the CLOSING DATE. In the case that the AVAILABILITY PERIOD is extended by THE LESSOR, the GRACE PERIOD will be reduced proportionately.

1.47	GRACE PERIOD: This is the term during which THE LESSEE shall not make capital payments, which shall be nine (9) months counted as from the expiration of the AVAILABILITY PERIOD. The AVAILABILITY PERIOD and the GRACE PERIOD may not exceed, together, the term of twenty-four (24) months counted as from the CLOSING DATE.

1.48	ALL-RISK INSURANCE POLICY: it is the all-risk insurance policy that must be contracted by THE LESSEE in accordance with the provisions of section number 21.4 of this FINANCIAL LEASE AGREEMENT.

1.49	CAR INSURANCE POLICY: it is the Construction All Risk policy that must be contracted by THE LESSEE for the entire term of the WORKS, in order to insure material damages and civil liability in the WORKS.

1.50	INSURANCE POLICIES: These are: (i) the ALL-RISK INSURANCE POLICY; and (ii) the CAR INSURANCE POLICY. The INSURANCE POLICIES may be contracted by THE LESSEE in order to keep the WORKS insured during construction and subsequent to the conclusion thereof, as established in the Twenty-First Clause of the FINANCIAL LEASE AGREEMENT.

1.51	TERM: It has the meaning attributed to it in section number 3.4 of this FINANCIAL LEASE AGREEMENT.

1.52	SOLES: It is the legal tender in the Republic of Peru.

1.53	REQUEST FOR DISBURSEMENT: It is the request for disbursement to be made by THE LESSEE to THE LESSOR for the realization of the DISBURSEMENTS, in accordance with the rules and requirements of this FINANCIAL LEASE AGREEMENT, according to the form included as Annex IV.

1.54	REQUEST FOR WORK PROGRESS APPRAISAL: It is the request that THE LESSEE will submit to the WORKS SUPERVISOR for the issuance of the respective WORKS PROGRESS REPORT.

1.55	SUBSIDIARY: It is, with respect to a legal entity: (i) any legal entity which shares representing the share capital or equity interest are owned by the legal entity in a percentage greater than 50% (fifty per cent), either directly or through another SUBSIDIARY; and, (ii) any legal entity over which it exercises EFFECTIVE CONTROL, as well as its SUBSIDIARIES.

1.56	WORKS SUPERVISOR: It is the Engineer Fidel Ortiz Zapata, or the individual or company that replaces him, after authorization of THE LESSOR, who will carry out the supervision and appraisal of the WORKS, as well as the use of the DISBURSEMENTS, for the benefit of THE LESSOR as indicated in this FINANCIAL LEASE AGREEMENT. It is established that the functions of the WORKS SUPERVISOR as set out in this AGREEMENT are independent of the other functions of supervision of the WORKS that will be maintained under the responsibility of the supervisor appointed by THE LESSEE, that is, Thiessen Dirección de Proyectos.

[1.4.1.1.6] [Closing Set – Contrato de Arrendamiento Financiero (Minuta) – 4823-2977-1444 v 1.pdf] [Page 4 of 76]
4821-8747-7164, v. 8 [signatures]	[stamp:] TREASURY ANALYST APPROVED BY Sebastian Menacho	[stamp:] GSP SERVICIOS GENERALES S.A.C. LEGAL MANAGEMENT APPROVED BY ANNEMY JURGENS

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Chiclayo Financial Lease

1.57	LAND: It is the land located on the corner of Avenida Mariscal Nieto No. 480, Campodónico Corner, District and Province of Chiclayo; Department of Lambayeque, which is registered in Electronic Record No. 11099472 of the Real Estate Registry Office of the Registration District No. II - Chiclayo Headquarters - Registration Office of Chiclayo, owned by THE LESSEE, where the WORKS will be built.

1.58	VALUE OF THE WORKS: It is the value of the WORKS, including all expenses incurred by THE LESSOR in connection with its construction and availability, net of the General Sales Tax, determined by the sum of all DISBURSEMENTS made as of the DATE OF ACTIVATION.

Unless expressly stated otherwise or the context so requires, the following rules shall be observed in the interpretation of this FINANCIAL LEASE AGREEMENT:

(i)	The singular includes the plural and vice versa.

(ii)	Reference to any gender includes the other gender.

(iii)	Reference to any agreement (including this FINANCIAL LEASE AGREEMENT and its Annexes), document or instrument is understood to be made to such contract, document or instrument, as may be amended or regulated from time to time, in accordance with the terms contained in each of them and, if applicable, in accordance with the terms contained in this FINANCIAL LEASE AGREEMENT.

(iv)	Unless the context requires an interpretation to the contrary, the reference to any Clause, Section or Annex means that Clause, Section or Annex to this FINANCIAL LEASE AGREEMENT.

(v)	“Including” (and consequently “includes”, “included” or “even”) means that it involves everything indicated immediately after, without limiting the generality of the description preceding the use of such term.

(vi)	Titles that head the Clauses of the Agreement are only as a reference and will not be taken into account for the interpretation of its content and scopes.

(vii)	Any reference to “PARTY” or “PARTIES” in this FINANCIAL LEASE AGREEMENT shall be understood as made to a party or the parties to this FINANCIAL LEASE AGREEMENT, as the case may be.

(viii)	Any enumeration or list of concepts where the disjunctive conjunction “or” exists includes some or all of the elements of such enumeration or list; and any enumeration or list of concepts where the coordinating conjunction “and” exists includes each and every element of such enumeration.

SECOND.- OF THE BACKGROUND

2.1	THE LESSEE is a closely held corporation incorporated and in force in accordance with the APPLICABLE LAWS, whose corporate purpose is the provision of general health services, which requires financing for the construction of the WORKS.

2.2	THE LESSEE declares to be the owner of the LAND, and that there are no liens and encumbrances of any kind on it, except for the surface right and the mortgage constituted in favor of THE LESSOR under the SURFACE USE AGREEMENT and the MORTGAGE AGREEMENT, respectively.

2.3	Through Public Deed signed simultaneously to that originated herein, THE LESSEE and THE LESSOR entered into the SURFACE USE AGREEMENT, through which, THE LESSEE establishes the surface right on the LAND in favor of THE LESSOR., in order to sign this FINANCIAL LEASE AGREEMENT.

2.4	By express instructions from THE LESSEE, the construction of the WORKS, which consists of various civil works, installations, building finishing and other constructions on the LAND, as described in the WORK SPECIFICATIONS and the WORK CONTRACT, has been contracted to the CONSTRUCTOR.

2.5	As a result of the above, THE LESSOR will acquire the WORKS, to give it to THE LESSEE on financial lease, under the conditions and stipulations contained in this FINANCIAL LEASE AGREEMENT. In this way, the WORKS will be the exclusive property of THE LESSOR. The WORKS does not include the LAND on which it will be built, which remains owned by THE LESSEE, and on which THE LESSEE has granted in favor of THE LESSOR a surface right under the SURFACE USE AGREEMENT, as well as a mortgage as established in the LAND MORTGAGE AGREEMENT.

[1.4.1.1.6] [Closing Set – Contrato de Arrendamiento Financiero (Minuta) – 4823-2977-1444 v 1.pdf] [Page 5 of 76]
4821-8747-7164, v. 8 [signatures]	[stamp:] TREASURY ANALYST APPROVED BY Sebastian Menacho	[stamp:] GSP SERVICIOS GENERALES S.A.C. LEGAL MANAGEMENT APPROVED BY ANNEMY JURGENS

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Chiclayo Financial Lease

THIRD.- FINANCIAL LEASE

3.1	THE LESSOR, in accordance with its by-laws and the APPLICABLE LAWS, is authorized to enter into this FINANCIAL LEASE AGREEMENT, at the request of THE LESSEE, for the construction of the WORKS and its subsequent financial lease in favor of THE LESSEE.

3.2	This FINANCIAL LEASE AGREEMENT is concluded in accordance with Legislative Decree No. 299, Supreme Decree No. 559-84-EFC, Law No. 27394, Legislative Decree No. 915 and the other APPLICABLE LAWS.

3.3	THE LESSEE has requested THE LESSOR the financial lease of the WORKS to be built by the CONSTRUCTOR selected and chosen by THE LESSEE, which will be intended to be used as a clinic dedicated to the provision of health services in general. Based on the foregoing, THE LESSOR grants in financial lease and THE LESSEE takes in such condition, the WORKS.

The characteristics, details appraisal, period of execution and other of the WORKS, are described in the WORK SPECIFICATIONS and/or the CONSTRUCTION CONTRACT. It is stated for the record that the goods to be supplied by third parties that will be included as integral parts of the WORKS are also object of the FINANCIAL LEASE AGREEMENT.

3.4	The TERM of the financial lease subject matter of this FINANCIAL LEASE AGREEMENT is of up to seven (7) years counted for both PARTIES. The term indicated above will start on the date on which THE LESSOR makes the first DISBURSEMENT and will end on the date corresponding to the payment of the last FEE, as stated in the PAYMENT SCHEDULE.

3.5	THE LESSEE grants the GUARANTOR AGREEMENTS in favor of THE LESSOR, in order to guarantee the due and faithful fulfillment of each and every one of the obligations assumed by THE LESSEE to THE LESSOR under the FINANCING DOCUMENTS.

FOURTH.- OF THE CHOICE, LICENSES AND PERMITS FOR THE WORKS

4.1	THE LESSEE, in exercise of the inalienable right established in Article 5 of Legislative Decree No. 299, has identified the WORKS as the good it wishes to receive from THE LESSOR on financial lease, also declaring that it meets the desired specifications and characteristics. Accordingly, it is the sole responsibility of THE LESSEE that the WORKS is suitable for the use that it intends to give thereto established in Clause 3.3 of this document.

4.2	Likewise, THE LESSEE declares (i) its full consent and conformity on the terms and conditions of the CONSTRUCTION CONTRACT and the WORK SPECIFICATIONS, as well as its acceptance with respect to the specifications established in Annex I to this document; and, (ii) its acceptance that the WORKS is to be built by the CONSTRUCTOR in favor of THE LESSOR, so that in turn the latter can give it on financial lease to THE LESSEE.

Without prejudice to the foregoing, the PARTIES hereby state for the record that it is the intention of THE LESSEE to make a change in the facade of the WORKS, which will imply a modification of the WORK SPECIFICATIONS. In this case, it will be necessary to enter into an addendum to the WORK CONTRACT in order to make the necessary modifications to the WORK SPECIFICATIONS, to the satisfaction of THE LESSOR. In addition, THE LESSEE may request from THE LESSOR the necessary funds to make such change of facade, which will be granted by THE LESSEE provided that (i) according to the partial appraisals made of the WORKS, the VALUE OF THE WORKS does not exceed the AMOUNT OF CAPITAL FINANCED; and, (ii) the total number of DISBURSEMENTS granted to THE LESSEE under this FINANCIAL LEASE AGREEMENT (including the DISBURSEMENT requested to make the facade change) do not jointly exceed the AMOUNT OF CAPITAL FINANCED. The PARTIES agree that, if the conditions set out in the preceding paragraph are not met, the expenses will be borne by THE LESSEE, and a security deposit must be made to the BANK for the total amount that such additional expenses represent.

4.3	Pursuant to the provisions of the preceding paragraphs, THE LESSOR grants the WORKS on financial lease in favor of THE LESSEE, which specifications have been indicated to it in the WORK SPECIFICATIONS and in the CONSTRUCTION CONTRACT.

4.4	By virtue of the constitution of the surface right granted by THE LESSEE in favor of THE LESSOR, in accordance with the terms of the SURFACE USE AGREEMENT, THE LESSOR is entitled to hold ownership over the WORKS, so that there may be an owner of the WORKS other than the owner of the LAND, as provided for in Article 1030 of the Civil Code.

In this way, when this FINANCIAL LEASE AGREEMENT refers to the WORKS, said term is understood to refer only to the construction that will be the exclusive property of THE LESSOR on or under the LAND, excluding the LAND, which remains owned by THE LESSEE.

THE LESSEE expresses its full consent and agreement on the terms of acquisition and execution of the WORKS, as well as with the description, characteristics and specifications of the WORKS set out in this FINANCIAL LEASE AGREEMENT.

[1.4.1.1.6] [Closing Set – Contrato de Arrendamiento Financiero (Minuta) – 4823-2977-1444 v 1.pdf] [Page 6 of 76]
4821-8747-7164, v. 8 [signatures]	[stamp:] TREASURY ANALYST APPROVED BY Sebastian Menacho	[stamp:] GSP SERVICIOS GENERALES S.A.C. LEGAL MANAGEMENT APPROVED BY ANNEMY JURGENS

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Chiclayo Financial Lease

4.5	THE LESSEE irrevocably undertakes before THE LESSOR, jointly and severally with the CONSTRUCTOR, to regularize and obtain all the licenses, authorizations, permits and other documents necessary before the corresponding authorities for the construction of the WORKS, including without limitation, the licenses, authorizations and permits listed in Annex VII of this document, which it declares to have obtained as of the date of this document.

4.6	In addition, THE LESSEE irrevocably undertakes, together with the CONSTRUCTOR, to carry out all the relevant formalities for the purpose of delivering to THE LESSOR, at the end of the execution of the works, the Public Deed of Construction Declaration of the WORKS issued in the name of THE LESSOR, within the term of one hundred eighty (180) calendar days from the issuance of the CERTIFICATE OF FINAL COMPLETION, in the name of THE LESSOR, and the respective Proof of Registration of the Construction Declaration in the Land Registry (formerly the Real Estate Registry Office), within ninety (90) calendar days of obtaining the Construction Declaration. Such terms may be extended for similar additional terms in the event that the competent authorities have submitted observations that are in the process of being corrected, prior approval of THE LESSOR, which may not be unreasonably denied and provided that THE LESSEE has made its best efforts and there is no cause attributable to THE LESSEE with respect to the delay in obtaining the Construction Declaration.

4.7	Without prejudice to the provisions of the preceding paragraph, both parties undertake to sign all public and private documents, as well as affidavits and requests, which are necessary for the processing, renewal and/or obtaining of any permit or license before the respective District or Metropolitan Municipality, as well as before any governmental body, or administrative entity for the granting of the Construction Declaration, in favor of THE LESSOR.

FIFTH.- OF THE DELIVERY OF THE WORKS

5.1	The parties declare that the WORKS will be understood to be delivered to THE LESSEE, on the date on which the CONSTRUCTOR completes the construction thereof, according to the schedule included in the CONSTRUCTION CONTRACT, at which time, THE LESSEE will sign, if it accepts the works that the CONSTRUCTOR intends to deliver, the corresponding FINAL ACCEPTANCE CERTIFICATE. Within five (5) BUSINESS DAYS following the signing of the FINAL ACCEPTANCE CERTIFICATE, THE LESSEE will forward a copy of it to THE LESSOR. If THE LESSEE fails to deliver a copy of the FINAL ACCEPTANCE CERTIFICATE to THE LESSOR within the indicated term, it will be understood that the WORKS has been received at the complete satisfaction of THE LESSEE. THE LESSEE declares that the WORKS must be delivered by the CONSTRUCTOR no later than on the DATE OF ACTIVATION. Also, on the DATE OF ACTIVATION, THE LESSOR must have received from the WORKS SUPERVISOR the CERTIFICATE OF FINAL COMPLETION.

5.2	Without prejudice to the provisions of section number 5.1 above, as from the signing of this FINANCIAL LEASE AGREEMENT, THE LESSEE assumes sole responsibility for the costs and risks of the delivery and construction of the WORKS subject matter of this contract, even if it has not signed the CERTIFICATE OF FINAL COMPLETION. From time to time, THE LESSEE assumes responsibility for the suitability of THE WORKS, its operating conditions and technical qualities for the uses and purposes it pursues, expressly and unequivocally holding THE LESSOR harmless from all liability for such concepts, therefore, it waives its right to the actions and/or defenses that could be enforced against THE LESSOR, such as warranty of title and right of possession. Likewise, THE LESSEE holds THE LESSOR harmless from all liability in the case that for any reason or circumstance the title of acquisition of the LAND or THE WORKS is harmed, whatever the cause.

The verifications and control of the construction of the WORKS will be carried out by THE LESSEE, through the WORKS SUPERVISOR, who assumes the responsibility of verifying that the WORKS has the progress scheduled and its delivery by the CONSTRUCTOR is made in accordance with its indications, according to the internal supporting documentation.

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5.3 Likewise, THE LESSEE undertakes, as from the signing of this instrument, to preserve the peaceful possession of the WORKS that is owned by THE LESSOR.

SIXTH.- OF THE DELAY IN DELIVERING THE WORKS

6.1	If any cause of non-conformity is alleged or if there is for any reason a delay or failure to comply with the delivery of the WORKS attributable to the CONSTRUCTOR or to third parties, THE LESSEE may exercise against them all those actions and/or rights that would correspond to THE LESSOR, such as applying penalties, executing the performance bond, using the guarantee fund, performing interventions, and other actions as described in the CONSTRUCTION CONTRACT, provided that it has the prior written authorization of THE LESSOR, which cannot be unreasonably denied. THE LESSOR will have a term of five (5) BUSINESS DAYS to issue its pronouncement, otherwise THE LESSEE may proceed as requested. THE LESSEE undertakes to inform THE LESSOR of the actions taken and the result thereof by virtue of the approval received. THE LESSEE may not terminate the WORK CONTRACT, if it does not have the express prior written authorization of THE LESSOR.

The delay in the delivery of the WORKS will not delay the entry into force of the DATE OF ACTIVATION, nor will it release THE LESSEE from the payment of the FEES of the FINANCIAL LEASE AGREEMENT, in accordance with the provisions of the PAYMENT SCHEDULE.

6.2	If a period of more than thirty (30) calendar days elapsed since the DATE OF ACTIVATION, without complying with the delivery of the WORKS, or if for any reason the delivery of the WORKS turns to be impossible, THE LESSOR is entitled to unilaterally terminate this FINANCIAL LEASE AGREEMENT, resolving it automatically and without the need for prior judicial declaration, notifying THE LESSEE of such a decision by means of a notice given by a Notary Public.

6.3	Upon receipt of the notary’s communication of termination of the FINANCIAL LEASE CONTRACT executed by THE LESSOR, THE LESSEE will proceed to:

•	Reimburse THE LESSOR all those DISBURSEMENTS that it has made for the construction of the WORKS, plus the interest accrued, as well as all expenses incurred up to the date of the termination of the FINANCIAL LEASE AGREEMENT.

•	Hold THE LESSOR harmless from all the obligations that as a result of the CONSTRUCTION CONTRACT or its termination, THE LESSOR had or came to have with the CONSTRUCTOR or third parties, reimbursing, immediately, THE LESSOR all payments, expenses, interest, disbursements or compensation that it had paid or that may be obliged to pay in order to terminate its relationship with the CONSTRUCTOR, and where appropriate, to subrogate to all the rights and obligations that correspond to THE LESSOR against the CONSTRUCTOR if applicable, THE LESSEE being exclusively responsible for the operation and the costs and expenses that its judicial or extrajudicial defense entail.

•	In the event of termination of the FINANCIAL LEASE AGREEMENT and having THE LESSEE reimbursed all the amounts paid by THE LESSOR and expenses mentioned in the previous points, the transfer of ownership of everything built or the WORKS will automatically apply, in the case of completion thereof, in favor of THE LESSEE, automatically terminating the SURFACE USE AGREEMENT concluded simultaneously to this instrument.

6.4	In no case will THE LESSOR be responding to THE LESSEE for the failure to comply or delay in delivering the WORKS, or for the qualities or characteristics of the works executed, THE LESSEE waiving as from now on its right to any judicial or extrajudicial action—and the terms to raise them—that it could file against THE LESSOR.

SEVENTH.- OF THE TITLE OF OWNERSHIP OF THE WORKS

7.1	It is understood that THE LESSEE exclusively assumes the responsibility for the study of the titles of ownership of the LAND on which the surface right is granted and the WORKS subject matter of this contract will be built, therefore, THE LESSEE holds THE LESSOR harmless from all responsibility arising out of the establishment of the surface right and the construction of the WORKS that it will perform as mentioned in this FINANCIAL LEASE AGREEMENT. Consequently, THE LESSOR shall not incur any liability whatsoever to THE LESSEE in the event that the titles of ownership of the LAND, the WORKS and the surface right are null, void, or if for any reason they are terminated, resolved or become insufficient or ineffective, or if the surface right is not registered.

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7.2	THE LESSEE also holds THE LESSOR harmless from all responsibility for the stipulations of the CONSTRUCTION CONTRACT, as well as for the plans, projects, characteristics and qualities of the WORKS established in the WORK SPECIFICATIONS, the CONSTRUCTION CONTRACT and/or any other document, and for any possible problems that may arise from obtaining the permits, licenses or authorizations that could be necessary for the construction of the WORKS, including but not limited to, the permits, licenses or authorizations listed in Annex VII to this FINANCIAL LEASE AGREEMENT.

Likewise, THE LESSEE declares that THE LESSOR will not incur any liability whatsoever to THE LESSEE for the registration of the Construction Declaration in favor of THE LESSOR.

7.3	In addition, THE LESSEE waives its rights before THE LESSOR to the actions of warranty of title and right of possession, having been THE LESSEE who has identified and chosen the characteristics of the WORKS on its own initiative as the object of this FINANCIAL LEASE AGREEMENT. THE LESSEE also waives the right to request the refund of the consideration in accordance with the provisions of Articles 1497 and 1519 of the Civil Code. Consequently, in the event of a case of warranty of title and right of possession, THE LESSEE will have its expedited right to demand the warranty corresponding to THE CONSTRUCTOR if applicable, THE LESSOR not responding for the construction flaws that the WORKS may have.

7.4	THE LESSOR is not responsible for any damages or losses that may be caused to THE LESSEE or to third parties, as a result of the defects of the WORKS. Consequently, THE LESSEE exclusively assumes the corresponding risks. Likewise, THE LESSEE undertakes to compensate THE LESSOR for any damages and losses that it may suffer as a result of deficiencies in the titles of ownership of the WORKS.

7.5 Without prejudice to the foregoing, THE LESSOR is entitled to exercise the actions it deems appropriate to protect its interests against THE LESSEE, the CONSTRUCTOR or third parties.

EIGHTH.- OF THE USE, MAINTENANCE AND RESPONSIBILITY FOR THE WORKS

8.1	THE LESSEE states that it will give the WORKS exclusively the use indicated in Annex l to this document.

8.2	It is the sole responsibility of THE LESSEE that the use of the WORKS is the one indicated in Annex I, holding THE LESSOR harmless from all responsibility in case the administrative, municipal authorities or any other competent entity does not allow the use of the WORKS for the purposes pursued, keeping THE LESSOR informed of the use that is given to it.

8.3	In particular, it is expressly stated that THE LESSEE guarantees THE LESSOR, without prejudice to the other obligations it assumes in this agreement, that it will hold it financially harmless from any contingency, complaint, claim, action and/or request that any authorities and/or third parties can initiate or pursue against THE LESSOR, in its capacity as owner of the WORKS, as a result of the use given to it by THE LESSEE.

8.4	All the repairs, maintenance tasks and the proper conservation that may be required or necessary or convenient to carry out in the WORKS are borne by THE LESSEE. Any repair, whatever its nature, importance or urgency, will be on the account, cost and charge of THE LESSEE, without the right to reimbursement or compensation whatsoever by THE LESSOR.

8.5	THE LESSEE assumes responsibility before THE LESSOR for the damages, destruction, loss and/or harm that the WORKS may suffer, including those arising out of an act of God or force majeure. In the event that any of the aforementioned events occur, it is understood that the obligation of THE LESSEE to pay THE LESSOR all the FEES of the financial lease will survive, at the opportunities set out in the PAYMENT SCHEDULE.

8.6	If the repairs are structural in nature or by defect of construction or manufacture of the materials used, THE LESSEE must inform THE LESSOR of the magnitude of the repair, within the BUSINESS DAY after having become aware of it.

8.7	THE LESSEE undertakes not to make any kind of modifications, alterations, additions or improvements to the WORKS without the prior written consent of THE LESSOR, which cannot be unreasonably denied. THE LESSOR will have a term of five (5) BUSINESS DAYS to issue its pronouncement, otherwise THE LESSEE may proceed as requested. THE LESSEE undertakes to inform THE LESSOR of the result of the modifications, alterations, additions or improvements to the WORKS by virtue of its approval. Without prejudice to this, THE LESSEE may carry out improvements or repairs that are considered necessary for up to the sum of USD 50,000.00 (Fifty thousand and 00/100 DOLLARS), without the prior written consent of THE LESSOR, and in this case THE LESSEE must inform of such necessary improvement or repair to THE LESSOR, within the BUSINESS DAY following the day of performing it. Any modification, alteration or improvement that THE LESSEE

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makes in the WORKS, in any case, will be the property of THE LESSOR, without prejudice to the responsibility applicable for the breach of THE LESSEE.

In the event that THE LESSEE requires additional purchases to make additions to the WORKS or other jobs that are part of the WORK SPECIFICATIONS, it may ask THE LESSOR for the necessary funds to make such additional purchases, which will be granted to it by THE LESSEE provided that (i) according to the partial appraisals made of the WORKS, the VALUE OF THE WORKS does not exceed the AMOUNT OF CAPITAL FINANCED; and, (ii) all the DISBURSEMENTS granted to THE LESSEE under this FINANCIAL LEASE AGREEMENT (including the DISBURSEMENT requested to make additional purchases) do not jointly exceed the AMOUNT OF CAPITAL FINANCED. The PARTIES agree that any additional purchases required by THE LESSEE that do not comply with the conditions set out in the preceding paragraph shall be assumed by THE LESSEE, and must make a deposit in escrow in the BANK for the total amount that such additional purchases represent.

In addition, the PARTIES hereby state for the record that, in the event that the additions to the WORKS involve a modification to the WORK SPECIFICATIONS, it will be necessary to enter into an addendum to the WORK CONTRACT in order to formalize such modification.

8.8	THE LESSEE will have full operational control over the WORKS, being able to conclude with third parties and related companies all the contracts and acts that it deems necessary for this purpose and include all the terms and conditions therein that it deems appropriate for the proper management and operation of the CLINIC, according to the purposes set out in Annex I of this document, the authorization of THE LESSOR not being necessary to do so, provided that this does not generate or could generate an EVENT OF DEFAULT. Likewise, THE LESSEE will make, without the need for authorization of THE LESSOR, all the commercial decisions that it deems appropriate for the proper management and operation of the CLINIC, provided that it does not generate or could generate an EVENT OF DEFAULT.

8.9	In the event of any of the following acts, THE LESSEE must give immediate notice to THE LESSOR, without prejudice to initiating the corresponding actions:

(i)	When a third party takes over or takes possession of the WORKS or the goods that form the WORKS, without the consent of THE LESSEE, or adopts measures of any nature on the WORKS or the goods that form it without the consent of THE LESSEE.

(ii)	When the WORKS or the goods that will form the WORKS have been affected by an act of God or force majeure event that would have caused significant material damage, serious injury or the death of persons.

(iii)	When the WORKS or the goods that will form the WORKS are seized, levied, affected or in any way, the property of THE LESSOR or the possession of THE LESSEE is altered for actions or acts of persons.

In these cases, THE LESSOR may require THE LESSEE to take measures and/or actions that it deems appropriate to recover free possession over the WORKS, and THE LESSEE must bear the costs arising out of such measures or actions. In the event that THE LESSOR has to make any payment to recover the free possession of the WORKS, the DISBURSEMENTS it makes will be charged to THE LESSEE, in accordance with the provisions of the Fourteenth Clause of this FINANCIAL LEASE AGREEMENT.

8.10	THE LESSEE undertakes to pay on time for all the services provided to the WORKS, including but not limited to services for drinking water, electricity, telephone, etc., as well as to obtain and maintain in force the permits, licenses and registrations necessary for the use of the WORKS, including but not limited to the permits, licenses and authorizations established in Annex VII of the FINANCIAL LEASE AGREEMENT.

NINTH.- OF INSPECTIONS

9.1	THE LESSOR has the right to inspect the WORKS at least once a year during the term of this FINANCIAL LEASE AGREEMENT, in order to verify that THE LESSEE makes the correct use of it. On the other hand, THE LESSEE undertakes to facilitate such inspections upon communication to THE LESSEE no less than three (3) BUSINESS DAYS in advance. THE LESSOR may carry out the inspection and verification referred to in the presence of a Notary Public appointed by it.

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9.2	During the term between the date on which THE LESSOR makes the first DISBURSEMENT and the DATE OF ACTIVATION, THE LESSOR shall have the right to request two (2) appraisals of the WORKS per each calendar month to be carried out by the WORKS SUPERVISOR. Once the DATE OF ACTIVATION has occurred, THE LESSOR may request an independent expert to evaluate the WORKS annually in application of what is regulated by the Superintendency of Banking, Insurance and Private Pension Fund Administrators (Superintendencia de Banca, Seguros y AFP).

9.3	It is expressly stated for the record that the costs of inspections and appraisals of the WORKS as indicated in section numbers 9.1 and 9.2 above, will be at the expense and risk of THE LESSEE, the latter having to reimburse such expenses to THE LESSOR, in accordance with the provisions of the Thirteenth Clause. Likewise, in the case that THE LESSEE has incurred in an EVENT OF DEFAULT, the costs of inspection and appraisal of the WORKS, if applicable, will be borne exclusively by THE LESSEE. Finally, it is established that only in the event that any competent authority in the performance of its functions requires THE LESSOR an additional inspection or appraisal of the WORKS before the annual term established here is due, THE LESSOR will notify of it to THE LESSEE, who will be obliged to comply with such request.

TENTH.- OF THE CONSERVATION OF THE ENVIRONMENT

10.1	THE LESSEE declares that it complies with the APPLICABLE LAWS regarding the environment.

10.2	Likewise, THE LESSEE undertakes to send to THE LESSOR, whenever requested, a declaration signed by its legal representative or, alternatively, but at most two (2) times a year, an independent expert certification, with respect to compliance with the obligations in environmental matters that may be imposed by the APPLICABLE LAWS.

10.3	Without prejudice to the foregoing, THE LESSEE authorizes THE LESSOR, its representative or the persons it appoints, to verify the compliance by THE LESSEE with the environmental obligations, during the term of this FINANCIAL LEASE AGREEMENT, undertaking to provide the necessary facilities for such verification.

10.4	It is expressly stated for the record that the cost involved, in one case or another, will be at the cost and expense of THE LESSEE.

ELEVENTH.- OF THE VALIDITY AND TERM OF THE AGREEMENT

11.1	The obligations referred to in this agreement shall enter into force on the date on which THE LESSOR makes the first DISBURSEMENT for the construction of the WORKS and shall come to an end after the payment of the last FEE of financial lease provided for in the PAYMENT SCHEDULE included as Annex II to this document.

11.2	If the requirements established for the DATE OF ACTIVATION to occur are not met (except for the course of the term of twenty-four (24) months from the CLOSING DATE), THE LESSOR may request THE LESSEE to cancel in favor of THE LESSOR all those disbursements that have been made or charges that are generated in connection with this FINANCIAL LEASE AGREEMENT or its preparation, within 48 hours of receipt of the request made for this purpose by THE LESSOR, in which it will detail the concepts and amounts to be canceled.

TWELFTH.- OF THE AMOUNT OF CAPITAL FINANCED

12.1	The AMOUNT OF CAPITAL FINANCED (or VALUE OF THE WORKS) is described in Annex I. This value is a reference and will only become final when THE LESSOR has made the total DISBURSEMENT for the construction and availability of the WORKS (the PURCHASE PRICE OF THE WORKS). In case the VALUE OF THE WORKS is different from the reference value for any reason, THE LESSOR will send to THE LESSEE a communication detailing all the DISBURSEMENTS made, as well as the final figure of the AMOUNT OF CAPITAL FINANCED and the new PAYMENT SCHEDULE, which will start to govern automatically as from the DATE OF ACTIVATION. Notwithstanding the above, THE LESSEE undertakes to sign the minutes and public deed of modification of Annex I, within three (3) BUSINESS DAYS of being notified with such request. The costs and expenses resulting from the modification will be borne by THE LESSEE.

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12.2	It is expressly stated for the record that any other expenses that are not contemplated within the AMOUNT OF CAPITAL FINANCED, such as fees, arrears, fines, taxes and other disbursements that have to be made for the purpose of obtaining the qualification and warranty of the WORKS, will be assumed in its entirety by THE LESSEE; in this regard, the parties specify that, in the event that the aforementioned disbursements have to be made by THE LESSOR, this will charge THE LESSEE such DISBURSEMENTS, by reimbursement, as agreed in the Fourteenth Clause.

12.3	Since in order to sign this FINANCIAL LEASE AGREEMENT the PARTIES have agreed that the payments made by THE LESSEE to THE LESSOR have to be in the currency indicated in Annex I, the AMOUNT OF CAPITAL FINANCED and the INTEREST have been calculated in said currency.

12.4	In the event that any DISBURSEMENT made by THE LESSOR for the acquisition of the WORKS would have been made in a currency other than that stipulated in Annex I, THE LESSOR will convert it into such currency. The value of conversion of the other currency into the currency indicated in Annex I shall be that corresponding to the exchange rate in force on the day of each DISBURSEMENT, for foreign currency transactions published by THE LESSOR.

THIRTEENTH.- CONDITIONS PRECEDENT

13.1	Conditions precedent to all DISBURSEMENTS:

The following are conditions precedent to all DISBURSEMENTS (including the first DISBURSEMENT):

(i)	No Event of Default.- That no EVENT OF DEFAULT has occurred.

(ii)	Request for Disbursement.- That THE LESSEE sends the REQUEST FOR DISBURSEMENT no less than five (5) BUSINESS DAYS in advance to the proposed DISBURSEMENT DATE and that the proposed DISBURSEMENT DATE is within the AVAILABILITY PERIOD.

(iii)	Fulfillment of obligations.- That THE LESSEE is in compliance with all its obligations under the FINANCING DOCUMENTS and that the FINANCING DOCUMENTS remain in force and valid.

(iv)	Validity of statements and assertions.- That the statements and assertions granted by THE LESSEE in this LEASE AGREEMENT remain in force and certain, for which it will submit, attached to the APPLICATION FOR DISBURSEMENT an affidavit signed by the general manager of THE LESSEE according to the model set out in Annex IV. The affidavit shall include the calculation certifying compliance with the financial safeguards set out in Clause 23.3 of this document.

(v)	Permits, authorizations and licenses.- That the permits, authorizations and licenses required for the construction of the WORKS listed in ANNEX VII remain in force, depending on the state in which the WORKS is on the date on which the disbursement is requested.

(vi)	MORTGAGE AGREEMENTS.- That THE LESSEE has obtained the registration of the MORTGAGE AGREEMENTS in the corresponding Public Registries (except for the first DISBURSEMENT).

(vii)	Insurance.- That the INSURANCE POLICIES remain in effect, as appropriate.

(viii)	Works Progress.- That THE LESSOR had received the latest PROGRESS REPORT OF WORKS issued by the WORKS SUPERVISOR.

13.2	Conditions precedent to the first DISBURSEMENT:

Conditions precedent to the first DISBURSEMENT are those indicated in section number 13.1 above, as well as the following:

(i)	No Processes or Litigation.- That THE LESSEE does not have pending litigation, investigation or judicial or administrative procedure, whether pending or imminent, before any Government Authority, administrative tribunal, the Judiciary or arbitral tribunal or any other kind that could, in the reasonable opinion of THE LESSOR: (a) directly affect the possibility of complying with its obligations under the FINANCING DOCUMENTS; and/or, (b) affect the validity, legality or enforceability of any of the FINANCING DOCUMENTS.

(ii)	Permits, authorizations and licenses.- That THE LESSEE has obtained the permits, authorizations and licenses required for the construction of the WORKS.

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(iii)	FINANCING DOCUMENTS and powers.- That THE LESSEE has signed all THE FINANCING DOCUMENTS to the satisfaction of THE LESSOR, and the existence and validity of the powers of the legal representatives is proven, as well as the registration of those powers in the Public Registries, which must be kept fully in force and valid at the time of the DISBURSEMENTS.

(iv)	GUARANTOR AGREEMENTS.- That THE LESSEE has submitted the GUARANTOR AGREEMENTS to the corresponding Public Registries and that they are held in the process of registration.

(v)	Financial information.- That THE LESSEE has delivered the consolidated audited financial statements of AUNA and its SUBSIDIARIES as of December 31, 2018 and their unaudited consolidated financial statements as of September 30, 2019.

(vi)	Payment of expenses and fees.- That THE LESSEE has canceled the STRUCTURING FEE on the CLOSING DATE and has paid or reimbursed any expenses or fees that it may have outstanding with THE LESSOR, in connection with this transaction, including those of legal advice where applicable.

(vii)	Insurance.- That the CAR INSURANCE POLICY has been contracted and that it has been endorsed in favor of THE LESSOR, if applicable, in accordance with the terms indicated in the Twenty-First Clause of the FINANCIAL LEASE AGREEMENT.

(viii)	Subordination Agreement.- That the current creditors of THE LESSEE detailed in Annex IX, have signed the corresponding Subordination Agreements under the terms and conditions indicated in Annex VIII to this FINANCIAL LEASE AGREEMENT.

FOURTEENTH.- OF ADDITIONAL DISBURSEMENTS

14.1	Once THE LESSOR has set the AMOUNT OF CAPITAL FINANCED on the DATE OF ACTIVATION, in all those cases that THE LESSOR would have had or has to make an additional DISBURSEMENT for any of the concepts indicated in this FINANCIAL LEASE AGREEMENT, these will be transferred to THE LESSEE for reimbursement in accordance with the procedure indicated in the following section number.

14.2	Unless THE LESSOR has arranged the modification of the AMOUNT OF CAPITAL FINANCED in accordance with section number 12.1, the DISBURSEMENTS indicated in section number 14.1 above will be reimbursed by THE LESSEE to THE LESSOR within ten (10) BUSINESS DAYS following receipt of the notice by the latter. In any case, the amount of the refund will be added the corresponding General Sales Tax, if applicable, and any other taxes that may in the future levy the financial lease or the WORKS. It is established that the provisions of this numeral apply to all cases in which a refund is appropriate as a result of taxes, fines, costs, expenses and in general any other concept in which THE LESSOR has incurred under this FINANCIAL LEASE AGREEMENT, except for the INSURANCE POLICIES, the reimbursement procedure of which is set out in the Twenty-First Clause. In the event that the DISBURSEMENT carried out by THE LESSOR has not been made in the currency indicated in Annex I, but in another currency, the same procedure specified in section number 12.4 will be used, to determine exactly the amount to be reimbursed by THE LESSEE to THE LESSOR.

14.3	THE LESSEE authorizes as of now THE LESSOR to debit from any of the accounts held by THE LESSEE in THE LESSOR the amounts generated as a result of the reimbursements, even those that are generated after the termination of this FINANCIAL LEASE AGREEMENT provided that they are duly supported, THE LESSOR being able to overdraw the account of THE LESSEE in case it does not have sufficient funds. If THE LESSEE maintained overdue obligations to THE LESSOR for other financing under any modality, THE LESSOR shall be entitled to allocate the existing funds in the accounts of THE LESSEE in the first place to the cancellation of such overdue obligations, without being held liable due to this. THE LESSOR shall have the same decision-making power with respect to the allocation in the event that overdue obligations arising out of this instrument and other credit products coexist.

FIFTEENTH.- OF THE FINANCIAL LEASE FEES

15.1	The FEES of the financial lease are those listed in the PAYMENT SCHEDULE attached as Annex II. To the purposes of the provisions of Legislative Decree No. 915, in the PAYMENT SCHEDULE, the amount of each of the fees has been broken down into capital and interest.

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15.2	By means of this document, the parties agree that the PAYMENT SCHEDULE shall begin to govern as from the DATE OF ACTIVATION. For this purpose, once the total DISBURSEMENT has been made for the construction of THE WORKS, THE LESSOR will send to THE LESSEE, a communication to the contractual address indicated in Annex I, detailing the DISBURSEMENTS made, the final PAYMENT SCHEDULE, and the exact PAYMENT DATES.

15.3	The PARTIES declare to know that when the final PAYMENT SCHEDULE is issued and the exact PAYMENT DATES are determined, their interest may vary depending on the PAYMENT DATE of the FEES, therefore, THE LESSEE accepts that the final amount of the FEES will be the one specified in the final PAYMENT SCHEDULE that THE LESSOR sends to THE LESSEE to the contractual address indicated in Annex I.

SIXTEENTH.- INDEXATION OF FEES

16.1	The FEES of the financial lease may be indexed, if due to a Change in Law any of the following events took place (each of the above, an “Event”, or jointly the “Events”): (a) any increase in the costs of money affecting THE LESSOR to grant or maintain the leasing; (b) any requirement for higher regulatory capital, and the amount of such capital is increased in or based on the existence of the outstanding balance of this FINANCIAL LEASE AGREEMENT; or, (c) a reduction in the effective rate of return on the capital of THE LESSOR as a result of changes in the tax legislation applicable to THE LESSOR. For this purpose, THE LESSOR must send a written communication to THE LESSEE: (i) with a description of the Event reasonably described and supported, along with the date of effectiveness thereof; (ii) the cost that such Event generates for THE LESSOR; (iii) the calculation of the amount by which THE LESSOR must be compensated for the cost of such Event and the modification to the Payment Schedule. The PARTIES agree that the new PAYMENT SCHEDULE shall take effect thirty (30) days from the date of the above-mentioned communication.

Within the term previously mentioned, THE LESSEE will have the right to prepay the total amount due (including, but not limited to, the higher cost already generated as a result of the Event) as of that date, and the PREPAYMENT FEE shall not apply. In case of accepting the new Payment Schedule, THE LESSEE must cancel in favor of THE LESSOR a fee for the modification of said PAYMENT SCHEDULE reaching the amount of USD 500.00 (Five hundred and 00/100 DOLLARS) plus the corresponding General Sales Tax, within the term of thirty (30) days indicated above.

For the purposes of this clause, “Change in Law” is understood as the entry into force of a legal rule including laws, regulations, rulings, directives, recommendations or decisions, or their amendment, replacement, or interpretation by any Government Authority. In addition, “Government Authority” is understood as the Government of Peru and any other national government, as well as their respective jurisdictions, political divisions, whether provincial, state, territorial or local, and any agency, authority, institution, supervisory body, court, central bank, or any entity exercising executive, legislative, judicial, tax, supervisory or administrative powers, or functions related to the government.

SEVENTEENTH.- OF THE MEANS OF PAYMENT

17.1	As from now on, THE LESSEE authorizes THE LESSOR to debit from any of the accounts held by the first one in its institution, the necessary amounts in order to comply with each of the obligations it maintains by virtue of this FINANCIAL LEASE AGREEMENT.

17.2	Any payment made by THE LESSEE shall be applied in the following order of preference: accrued costs and expenses, penalties, default interest, compensatory interest, to the amortization of capital of the overdue FEE(s), and finally to the amortization of capital of the closest FEE due.

17.3	The PARTIES declare that all payments of the FEES made by THE LESSEE to THE LESSOR, arising out of this contract, must be made in the currency indicated in Annex I.

17.4	The PARTIES agree that, if THE LESSEE does not make the payments, in the PAYMENT DATES established in the PAYMENT SCHEDULE, THE LESSEE will automatically incur in default, as provided for in section number 1 of Article 1333 of the Civil Code and will assume all the costs and expenses arising out of the judicial and/or extrajudicial collection, including attorneys’ fees, therefore, it will not be necessary to notify the debtor in order for the arrears to exist. The default interest is detailed in Annex I.

The Default Interest Rate applies for the entire period in which the corresponding EVENT OF DEFAULT remains in effect. In the case of failure to pay a monetary obligation, the Default Interest Rate will be applied to the outstanding amount. Where the failure is non-monetary, the Default Interest Rate will be applied to the amount of the closest FEE to be due.

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17.5	In the event that THE LESSEE has entered into other financial lease agreements with THE LESSOR, and THE LESSEE makes a payment under one of these agreements, THE LESSOR may allocate such payment to any of the financial lease agreements concluded under which overdue obligations are maintained by THE LESSEE, within thirty (30) calendar days of making such payment, without THE LESSEE being able to object to such allocation. For this purpose, the allocation shall first be applied to cover the costs and expenses incurred, then to interest and finally to the amortization of the unpaid fees of each and every financial lease agreement.

EIGHTEENTH.- ADVANCE PAYMENT

18.1	In the event that THE LESSEE prepays in whole or in part the financial lease, THE LESSOR will charge THE LESSEE the PREPAYMENT FEE, applicable on the amount of the principal to be prepaid. For these purposes, THE LESSEE must comply with the following conditions:

a)	That the prepayment is for a minimum amount of S/ 4,000,000.00 (Four Million and 00/100 SOLES) and/or multiples of that sum, except when the balance of the outstanding amount is less than that figure or in the case of the total prepayment of the financial lease, in which case a single prepayment will be made;

b)	That THE LESSEE notifies THE LESSOR in writing five (5) BUSINESS DAYS in advance of the date on which the partial or total prepayment of the financial lease is to be made; and,

c)	That THE LESSEE has complied with paying the PREPAYMENT FEE.

18.2	The BANK will apply the amount of the prepayments to amortize the capital portions of the FEES in reverse order to their respective PAYMENT DATES, communicating within five (5) BUSINESS DAYS to THE LESSEE the new PAYMENT SCHEDULE, which, for all purposes, will replace Annex Il. In this sense, it is expressly established that the prepayments will initially be intended to amortize the BALLOON FEE in accordance with the indications in the PAYMENT SCHEDULE.

18.3	The PREPAYMENT FEE shall not apply in the event that (i) the amount to be prepaid comes from financing or issuance on the capital market in which THE LESSOR (or any of its respective AFFILIATES) has had the role of structurer placer, or any other similar one.

NINETEENTH.- OF THE CALL OPTION

19.1	THE LESSOR grants CALL OPTION to THE LESSEE on the WORKS for the sum indicated in Annex I, Amount to which any taxes affecting the sale operation will be added.

19.2	Such CALL OPTION may be exercised during the term of the FINANCIAL LEASE AGREEMENT, but will only take effect once THE LESSEE has faithfully and fully complied with the payment of all the obligations assumed and arising out of this FINANCIAL LEASE AGREEMENT. The CALL OPTION must be exercised and cancelled by THE LESSEE no later than thirty (30) BUSINESS DAYS of accrual of the last financial lease fee. After this term has expired without THE LESSOR receiving any confirmation whatsoever from THE LESSEE, and provided that the conditions set forth herein are met, it will be considered for every purpose that the CALL OPTION has been exercised in application of Article 142 of the Civil Code.

THE LESSEE expresses its total, absolute and irrevocable acceptance of this stipulation, authorizing from now on THE LESSOR to charge the amount of the CALL OPTION of any of the accounts that THE LESSEE maintains in THE LESSOR.

In any case, if THE LESSOR verifies that the conditions for exercising the CALL OPTION agreed in this FINANCIAL LEASE AGREEMENT have not been met, THE LESSOR will presume that THE LESSEE has waived this option, empowering THE LESSOR to initiate the corresponding legal actions, even in relation to the WORKS.

19.3	The failure to exercise or lose the CALL OPTION will not generate any variation whatsoever in the obligations arising out of this FINANCIAL LEASE AGREEMENT that may be pending payment.

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19.4	Without prejudice to the provisions of the preceding paragraphs, in the case that THE LESSEE decides to exercise the CALL OPTION advanced on the WORKS before the end of the term of this FINANCIAL LEASE AGREEMENT, it must request THE LESSOR in writing twenty (20) days in advance of the modification of the contractual term, and the determination of the new value of the call option, which shall be established by THE LESSOR on that occasion also considering a penalty set out in Annex I, on the date on which the new value of the CALL OPTION is determined.

19.5	In any case, once the CALL OPTION has been exercised by THE LESSEE, either expressly or tacitly in accordance with this clause, THE LESSOR will communicate it in writing or through the means permitted by the APPLICABLE LAWS, about the date and place for it to come to sign the documents necessary to formalize the transfer of ownership of the WORKS in its favor, assuming the costs and expenses arising out of such formalities.

Without prejudice to the foregoing, the PARTIES agree that in the event that THE LESSEE does not exercise the CALL OPTION within the term indicated in section number 19.2 and does not comply with the return of the WORKS within the term set out in section number 21.1, it must continue to insure the WORKS and cancel all the expenses, costs, taxes, fines, and others that are generated for the use of the WORKS until it complies with the return of the same to THE LESSOR, without prejudice to the compensation to be paid to THE LESSOR in accordance with the above section numbers. It is expressly stated that in the case that THE LESSOR decides to assume any payment for any of the concepts indicated above, these must be reimbursed by THE LESSEE. For this purpose, THE LESSEE authorizes from now on THE LESSOR to debit from any of the accounts maintained by THE LESSEE in THE LESSOR the amounts generated as a result of the above, being able to even overdraw the account of THE LESSEE in case it does not have sufficient funds.

TWENTIETH.- OF THE RETURN OF THE WORKS AT THE EXPIRATION OF THE CONTRACTUAL TERM

20.1	If at the expiration of the contractual term THE LESSEE has not canceled the CALL OPTION in accordance with the provisions of section number 19.2 of the previous clause, THE LESSEE will be obliged to deliver the WORKS immediately to THE LESSOR, a fact that will be made at the cost and risk of THE LESSEE. In the event that THE LESSEE does not deliver to THE LESSOR the WORKS within the term of eight (8) days after the expiration of the term to exercise the CALL OPTION, THE LESSEE will continue to pay monthly, for compensation, the equivalent of the amount of the last FEE paid, without prejudice to the right of THE LESSOR to take possession of the WORKS, as provided for in the case of termination of the contract.

20.2	THE WORKS must be delivered to THE LESSOR in good condition. If during the lease THE LESSEE has made modifications to THE WORKS without the consent of THE LESSOR, it may demand to be compensated for the damages and losses that such modification may cause it.

TWENTY-FIRST.- OF THE INSURANCE

21.1	In accordance with the APPLICABLE LAWS, the WORKS must be adequately covered against all risk likely to affect or destroy it, for the entire term of the FINANCIAL LEASE AGREEMENT and as long as THE LESSEE must still pay any of the obligations arising thereof.

21.2	THE LESSEE irrevocably instructs THE LESSOR to, at its expense and in its interest:

(i)	Contract as from the CLOSING DATE of this FINANCIAL LEASE AGREEMENT a CAR INSURANCE POLICY in order to cover the WORKS against all risks and for civil liability until the date on which the FINAL ACCEPTANCE CERTIFICATE is signed;

(ii)	Contract as from the date on which the FINAL ACCEPTANCE CERTIFICATE is signed, the ALL-RISK INSURANCE POLICY, which THE LESSOR will sign with a first-class company, in order to contract the necessary insurance to cover the WORKS against all risks, likely to affect or destroy it and any others that THE LESSOR deems convenient; and,

(ii)	Cancel premiums, expenses, and taxes resulting from taking out the respective insurance policies.

It is expressly stipulated that the premiums corresponding to the INSURANCE POLICIES, as well as any other expenditure or expenses incurred by THE LESSOR in connection with the insurance of THE WORKS, is included, if applicable, within the category called INTEREST of this financial lease, in accordance with the provisions of paragraph e) of Article 1 of Legislative Decree 915.

In addition to the above, in the case that THE LESSOR makes in favor of the insurance company any future payments not initially established, regarding the INSURANCE POLICIES mentioned above, these will be canceled by THE LESSEE by means of reimbursements. For this purpose, THE LESSEE authorizes from now on THE LESSOR to debit from any of the accounts maintained by

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THE LESSEE in THE LESSOR the amounts generated as a result of the above, and THE LESSOR may overdraw the account of THE LESSEE in case it does not have sufficient funds.

THE LESSEE expressly declares that the inclusion of the WORKS in the INSURANCE POLICIES of THE LESSOR does not hold THE LESSEE harmless from the obligations of care, diligence, maintenance of the WORKS and others assumed by this FINANCIAL LEASE AGREEMENT, as well as the burdens and obligations of the insured contained in the respective INSURANCE POLICY.

21.3	In case THE LESSOR agrees with THE LESSEE to have the latter contract the INSURANCE POLICIES at its exclusive expense and cost, the following stipulations will apply:

If THE LESSEE contracts the insurance, it undertakes to take (i) a CAR INSURANCE POLICY, endorsed in favor of THE LESSOR, that covers the WORKS against all risk that may affect or destroy it and at least according to the conditions, amounts of coverage and deductibles of the policy obtained by THE LESSOR and any others that THE LESSOR deems relevant before the date of signing the FINAL ACCEPTANCE CERTIFICATE; and, (ii) an ALL-RISK INSURANCE POLICY, endorsed in favor of THE LESSOR, as from the date of signing the FINAL ACCEPTANCE CERTIFICATE of the WORKS. The minimum amount of coverage of the INSURANCE POLICIES shall be sufficient to cover, for the entire term of this FINANCIAL LEASE AGREEMENT, the value to replace THE WORKS.

For this purpose, THE LESSEE must send to THE LESSOR, for its approval, before the CLOSING DATE, the CAR INSURANCE POLICY, clauses and annexes, with the endorsement of transfer of rights in favor of THE LESSOR. The ALL-RISK INSURANCE POLICY must be sent fifteen (15) BUSINESS DAYS before the estimated signing date of the CERTIFICATE OF FINAL COMPLETION. INSURANCE POLICIES shall include the following stipulations detailed below, and with a copy of the invoice for payment of the duly cancelled insurance premium.

a)	The insurer’s obligation to give notarized notice to THE LESSOR thirty (30) days in advance of the date of payment of the INSURANCE POLICIES. In the event of a lack of this notice, the insurer may not claim to the LESSOR the potential failure to renew or failure to pay the premiums, which will be considered paid and therefore the rights of THE LESSOR over the part of the insurance concerned.

b)	The specification that the INSURANCE POLICIES may not be cancelled or terminated without written or notarized notice to THE LESSOR by the insurer, at least thirty (30) days in advance.

c)	Proof that, in case of renewal, these stipulations will be automatically inserted in the endorsement in the Special Conditions, as long as the FINANCIAL LEASE AGREEMENT remains in force, even if there is no written indication expressing so.

d)	Specification by the insurer that the INSURANCE POLICIES will not be invalidated by the fact that the insured person inadvertently omits to declare any circumstance that should be considered important for the estimation of the severity of risk, when such circumstance has been proven beyond the control and/or knowledge of the insured.

e)	Proof that in the event of a possible claim the insurer will be liable to THE LESSOR, up to the total maximum limit indicated in the INSURANCE POLICIES as an insured sum. The insufficient insurance clause shall not apply. Likewise, the claims that occurred to THE WORKS will be compensated, without the request for prior approval of THE LESSEE, directly to THE LESSOR, as owner of the insured good and endorsee of the INSURANCE POLICIES up to the maximum amount indicated and detailed in the endorsement and the Adjustment Agreement must be signed directly by THE LESSOR.

THE LESSEE undertakes to keep the INSURANCE POLICIES in force for the entire term of the agreement, as appropriate, to pay the premiums that accrue from the renewal of each annuity and to send to THE LESSOR a copy of the annual renewal of the INSURANCE POLICIES, clauses and annexes, with the endorsement of the transfer of rights in favor of THE LESSOR including a copy of the invoice for the payment of the insurance premium duly cancelled, not less than fifteen (15) BUSINESS DAYS before its maturity.

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In the event that THE LESSEE does not comply with sending to THE LESSOR the INSURANCE POLICIES and their renewals as detailed above and within the indicated term, THE LESSOR may contract such insurances, or their renewals and/or pay the unpaid premiums directly. Such disbursements made by THE LESSOR will be transferred to THE LESSEE for their reimbursement. For this purpose, THE LESSEE authorizes from now on THE LESSOR to debit from any of the accounts maintained by THE LESSEE in THE LESSOR, the amounts generated as a result of the above, and THE LESSOR may overdraw the account of THE LESSEE in case it does not have sufficient funds.

21.4	At the request of either contracting party, the risks covered by the INSURANCE POLICIES may be reasonably extended (depending on the last appraisal of the WORKS) and the premium and expenses accrued in the course of this extension shall be at the cost and expense of THE LESSEE.

21.5	If for any reason the insurer refuses to pay the compensation, even in the event of no fault, it is the obligation of THE LESSEE to continue to comply with all the outstanding obligations arising out of this FINANCIAL LEASE AGREEMENT until the end of the contractual term, to the extent that, THE LESSEE assumes the risk of loss of THE WORKS, so its destruction or loss does not relieve it of payment of the benefits to which it has been bound in accordance with this FINANCIAL LEASE AGREEMENT.

21.6	In the event of the total loss of THE WORKS, having the insurer paid the compensation, THE LESSOR, prior to the request of THE LESSEE and provided that THE LESSEE is up to date in the payment of all the obligations arising out of the FINANCIAL LEASE AGREEMENT, can apply the amount received by the insurer to (i) replace THE WORKS; or, (ii) amortize the balance of the AMOUNT OF CAPITAL FINANCED.

It is perfectly understood between the PARTIES that, in the event that the replacement of the WORKS is chosen, and the amount of compensation obtained from the insurer is not sufficient to cover the costs of replacement in its entirety, THE LESSEE undertakes to reimburse THE LESSOR the costs of replacement of the WORKS in which THE LESSOR may incur that are not covered by such compensation, within ten (10) BUSINESS DAYS of THE LESSOR having requested it. If, on the contrary, there is a balance or excess of the insurance compensation, after the compensation has been applied to the replacement of the WORKS, THE LESSOR will give the difference to THE LESSEE, after having made the corresponding legal tax deductions.

On the other hand, in the event that the compensation of the insurance is applied to the balance of the AMOUNT OF CAPITAL FINANCED of the FINANCIAL LEASE AGREEMENT, THE LESSOR will proceed to apply it to the balance of the AMOUNT OF CAPITAL FINANCED plus the interest made as of that date. In the event that the amount of the compensation is not sufficient to cover the balance of the AMOUNT OF CAPITAL FINANCED, THE LESSEE undertakes to cancel the difference at that time being able to charge THE LESSOR the amount from any of the accounts that THE LESSEE maintains in THE LESSOR. If, on the contrary, the amount of the compensation is greater than the balance of the AMOUNT OF CAPITAL FINANCED, THE LESSOR may apply the difference to any other unpaid obligations that THE LESSEE maintains against THE LESSOR, even other than this FINANCIAL LEASE AGREEMENT, after making the corresponding legal tax deductions. If after this there is a credit balance, THE LESSOR will give the difference to THE LESSEE, after having made the corresponding legal tax deductions.

In case of partial losses of the WORKS, the compensation amounts will be used to replace the affected goods.

TWENTY-SECOND.- OF THE STATEMENTS AND ASSERTIONS OF THE LESSEE

THE LESSEE states and declares to THE LESSOR the following:

22.1	Organization and Qualification.- THE LESSEE is a closely held corporation organized and existing under the APPLICABLE LAWS, which is entitled, under the APPLICABLE LAWS, to own its assets and carry out its ordinary activities.

22.2	Powers and Authorizations.- THE LESSEE possesses and has granted the representatives listed in Annex I all the powers and authorizations necessary to sign the FINANCING DOCUMENTS and to assume all the obligations under them.

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22.3	Validity and Existence.- This FINANCIAL LEASE AGREEMENT and the other FINANCING DOCUMENTS constitute valid and binding obligations of enforceable compliance for THE LESSEE. Likewise, the signing of the FINANCING DOCUMENTS constitutes a valid legal act that does not violate any agreement, legal, statutory, or contractual provision in force to which THE LESSEE is a party or for which it is bound.

22.4	Government Authorities Authorizations.- THE LESSEE has all the necessary authorizations required from Government Authorities under the APPLICABLE LAWS to carry out its usual activities, sign and comply with the FINANCING DOCUMENTS and to comply with the obligations assumed therein, which are in force and are not subject to any condition or requirement whatsoever, even those of an environmental nature, if required, or others required for its operation. Any authorization that THE LESSEE requires as from the date of signing the FINANCING DOCUMENTS will be obtained by the latter within the term legally established to that end.

22.5	Authorizations for the Provision of Health Services.- THE LESSEE declares that the services listed in Annex X of this FINANCIAL LEASE AGREEMENT will not be provided in the CLINIC. In this regard, it declares that it does not require, under the APPLICABLE LAWS as of the date on which the declaration is granted, to obtain the authorizations, permits or licenses related to the services listed in Annex X of this FINANCIAL LEASE AGREEMENT for the operation or functioning of the CLINIC.

22.6	No Conflict.- The signing and execution by THE LESSEE of the FINANCING DOCUMENTS is not in conflict or creates a situation of non-compliance with respect to (i) the terms, conditions or stipulations of the by-laws and/or other organizational documents of THE LESSEE; (ii) the APPLICABLE LAWS, or any judgment, resolution, injunction, award or decree of any court, tribunal or GOVERNMENT AUTHORITY; or, (iii) any agreement, convention or contract to which THE LESSEE is a party or by which it is bound. Likewise, there is also no better right, lien, restriction, limitation and/or impediment of any kind that prevents, prohibits, limits and/or, in any way, restricts (x) the powers and rights of THE LESSEE to enter into and sign the FINANCING DOCUMENTS; or, (y) the powers and/or rights of THE LESSOR arising out of the FINANCING DOCUMENTS.

22.7.	Financial Information.- All financial and accounting information provided to THE LESSOR is correct and complete, and accurately reflects the financial condition of AUNA, and shows substantially the entire indebtedness of AUNA and its SUBSIDIARIES on the date thereof, including obligations for substantial taxes and substantial obligations.

22.8.	Non-compliance Situation.- THE LESSEE is not in a situation of non-compliance with the APPLICABLE LAWS or judgment, injunction, award or decree of any court, tribunal or Government Authority that generates or may generate a SUBSTANTIALLY ADVERSE EFFECT.

22.9.	Substantially Adverse Event or Substantially Adverse Effect.- No SUBSTANTIALLY ADVERSE EVENT or SUBSTANTIALLY ADVERSE EFFECT has occurred.

22.10.	Taxes.- All tax returns to be submitted by THE LESSEE have been duly submitted in accordance with the APPLICABLE LAWS and all taxes accrued, according to such declarations, have been paid in full, except for those that have been claimed in good faith under the APPLICABLE LAWS and for which the appropriate provisions have been made in accordance with IFRS.

22.11.	Insolvency.- THE LESSEE is not in any ordinary insolvency proceedings, preventive insolvency proceedings, asset restructuring, liquidation or any other payment default procedure under the APPLICABLE LAWS, whether initiated voluntarily or by third parties, nor is it in the process to reach a general refinancing of its obligations.

22.12.	Event of Default.- THE LESSEE is not in any event, act or situation that originates, or that could originate over time, an EVENT OF DEFAULT.

22.13.	Absence of Non-compliance in Other Contracts.- THE LESSEE is not in a situation of non-compliance with: (i) the FINANCING DOCUMENTS; (ii) any obligation to pay under other contracts or agreements with banking or financial institutions supervised by the Superintendency of Banking, Insurance and Private Pension Fund Administrators, or any obligation that generates or that could originate over time a SUBSTANTIALLY ADVERSE EFFECT; or (iii) other contracts or agreements with third parties (other than those indicated in section numbers (i) and (ii) above) that gives rise to the termination of the respective contract or agreement and that generates or that could generate over time a SUBSTANTIALLY ADVERSE EFFECT.

22.14.	Appropriate Use of Funds.- The funds obtained through this FINANCIAL LEASE AGREEMENT shall be used only for the purposes set out in Annex I.

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TWENTY-THIRD: OBLIGATIONS OF THE LESSEE

THE LESSEE undertakes during the term of this FINANCIAL LEASE AGREEMENT, and as long as it has not complied with the payment of all obligations arising thereof, to comply with the following obligations:

23.1	Affirmative Covenants:

(i)	Pay to THE LESSOR each and every FEE due under this FINANCIAL LEASE AGREEMENT on the corresponding PAYMENT DATES, in accordance with the PAYMENT SCHEDULE, as well as pay any sum that, for expenses, interest, fees and others is owed to THE LESSOR, in accordance with the FINANCING DOCUMENTS.

(ii)	Use the funds disbursed under this FINANCIAL LEASE AGREEMENT only for the purposes set out in Annex I.

(iii)	Keep its books, accounting records and archives in accordance with the accounting principles and practices accepted in Peru, also upon written request, allow representatives of THE LESSOR to obtain information from books, records and documents that are related to the operation of the company and the fulfillment of its obligations.

(iv)	Preserve and maintain its corporate existence, corporate purpose, authorizations, licenses, permits and trade names, distinctive signs, franchises and concessions required for the development of its business.

(v)	Obtain, maintain and comply with each and every one of the permits, licenses, authorizations and requirements of all GOVERNMENT AUTHORITIES, in particular those necessary for the construction of THE WORKS and/or the operation of the CLINIC, including the laws regarding the environment, health, hygiene, sanitation, occupational safety, laws related to social security, pension fund obligations and cultural heritage that are applicable, necessary or convenient to its activities in general and particularly those for which it uses the WORKS. THE LESSEE undertakes to deliver to THE LESSOR in case it is last requested, statements signed by its legal representative, certifying compliance with the provisions set out herein.

(vi)	Inform THE LESSOR within five (5) BUSINESS DAYS of becoming aware: (i) of the occurrence of any EVENT OF DEFAULT or SUBSTANTIALLY ADVERSE EVENT or any event that may cause, over time, an EVENT OF DEFAULT or a SUBSTANTIALLY ADVERSE EVENT; or, (ii) any event or circumstance, own or unrelated to THE LESSEE, that may generate a SUBSTANTIALLY ADVERSE EFFECT. Such communication to THE LESSOR shall include the details of such event and the actions that THE LESSEE has taken and/or intends to take in this regard.

(vii)	Inform THE LESSOR within two (2) BUSINESS DAYS of obtaining the approval of the Statement of Completion and Construction Declaration by the Municipality of Chiclayo with respect to the WORKS.

(viii)	Inform THE LESSOR of the occurrence of a CHANGE OF CONTROL of THE LESSEE, within the BUSINESS DAY following the day it happened. THE LESSOR will evaluate such CHANGE OF CONTROL, being able to make objections to it within five (5) BUSINESS DAYS from the date of communication of the CHANGE OF CONTROL. During the course of this term THE LESSOR may inform THE LESSEE that it has no objections to the CHANGE OF CONTROL that occurred. In the case that (i) THE LESSOR informs THE LESSEE of its objection to the CHANGE OF CONTROL; or, (ii) THE LESSOR does not communicate to THE LESSEE the result of its evaluation with respect to the CHANGE OF CONTROL, it will be considered that an EVENT OF DEFAULT has occurred automatically under the terms of this Agreement after thirty (30) calendar days have elapsed from the date of communication of the occurrence of a CHANGE OF CONTROL by THE LESSEE to THE LESSOR. During the aforementioned thirty (30) calendar days, THE LESSEE may make the arrangements for the assignment of contractual position by THE LESSOR in favor of another financial institution, under the terms and conditions to the satisfaction of THE LESSOR, being the corresponding PREPAYMENT FEE applicable.

(ix)	Pay its taxes on time, except in cases where there is discrepancy and a due process is followed before the corresponding entity.

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(x)	Keep its assets (own or those on lease or under any other title) in good condition, except for the usual wear from their operation.

(xi)	Keep INSURANCE POLICIES in force, as applicable, in accordance with the provisions of the Twenty-First Clause.

(xii)	Conduct all of its transactions and operations with AFFILIATED companies and individuals and/or related companies and/or SUBSIDIARIES under market conditions.

(xiii)	Keep in force one or more checking accounts in THE LESSOR, with sufficient balances for the fulfillment of the obligations assumed by THE LESSEE by this instrument, until the transfer of the WORKS is formalized and/or until its expiration, as applicable.

(xiv)	Maintain the obligations subject matter of this FINANCIAL LEASE AGREEMENT, at least, pari passu with respect to any other current or future obligations of THE LESSEE.

(xv)	Obtain the registration of GUARANTOR AGREEMENTS in the corresponding Public Registries, within a term of not more than forty-five (45) BUSINESS DAYS from the date on which the registration was requested. The terms previously mentioned shall be automatically extended, for one time, up to an additional term of forty-five (45) BUSINESS DAYS, in the event that registration observations are raised. THE LESSEE must inform THE LESSOR of the arrangements made to correct the registration observations, if applicable, as well as send a copy of the respective registration notes within two (2) BUSINESS DAYS following their obtaining.

(xvi)	Ensure that GUARANTOR AGREEMENTS remain in force and enforceable for the duration of this FINANCIAL LEASE AGREEMENT, taking into account that, mortgage guarantee rights constituted under the MORTGAGE AGREEMENTS will be valid and enforceable once they are registered in the corresponding Public Registries.

(xvii)	Keep the SURFACE USE AGREEMENT in force for the entire term of this FINANCIAL LEASE AGREEMENT, having to refrain from making any amendment to such SURFACE USE AGREEMENT or assigning its contractual position and/or assigning all or some of its rights or obligations under it.

(xviii)	THE LESSEE grants THE LESSOR a preemptive right so that, individually or jointly, through themselves or their AFFILIATES or SUBSIDIARIES, it acts as an organizer, structurer and/or placer in the structuring, organization, placement and granting of any structured financial transaction and/or any capital transaction. This preemptive right (i) shall apply to the extent that the economic, commercial, structure or other substantial conditions offered by THE LESSOR to act in such roles are the same or better than those offered by other top financial institutions, which will be communicated by THE LESSEE to THE LESSOR in a timely manner, giving THE LESSOR the opportunity to match those conditions.

23.2	Negative Covenants:

(i)	Refrain from performing, without the prior written authorization of THE LESSOR, any process of transformation, corporate reorganization, liquidation, merger or spin-off of THE LESSEE, except for: (a) merger processes between THE LESSEE and its AFFILIATES or SUBSIDIARIES that do not generate or reasonably generate a SUBSTANTIALLY ADVERSE EFFECT or a breach of Financial Obligations; (b) spin-off processes of the LESSEE in which the resulting entity remains an AFFILIATE or SUBSIDIARY, and which do not generate or could not reasonably generate a SUBSTANTIALLY ADVERSE EFFECT or a breach of Financial Obligations.

(ii)	Refrain from making investments in, or acquiring, directly or indirectly, under any modality (including through any corporate reorganization), shares of other companies (other than their AFFILIATES or SUBSIDIARIES), unless such investments or acquisitions do not cause a CHANGE OF CONTROL or generate or could reasonably generate in the future a SUBSTANTIALLY ADVERSE EFFECT or a breach of the Financial Obligations. The investments or acquisitions that generate a CHANGE OF CONTROL shall be governed by the provisions of section number 23.1 (viii) of this AGREEMENT. THE LESSEE must inform THE LESSOR of the execution of the investments or acquisitions permitted by this section number, within five (5) BUSINESS DAYS of being made.

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(iii)	Refrain from making direct or indirect acquisitions of other companies’ assets, unless such acquisitions do not generate or could reasonably generate in the future a SUBSTANTIALLY ADVERSE EFFECT or a breach of Financial Obligations.

(iv)	Refrain from making, in the event of an EVENT OF DEFAULT and for the duration of it, distributions in favor of the shareholders of THE LESSEE, either by paying dividends or other distribution of profits of THE LESSEE, through any payment arising from a reduction of capital, redemption, purchase or acquisition of shares representing the share capital of THE LESSEE, or the exercise by THE LESSEE of options or other rights to acquire own shares.

(v)	Refrain from reimbursing loans to its shareholders, directors, administrators or companies financially related or not, AFFILIATES or SUBSIDIARIES, in the case that an EVENT OF DEFAULT has been incurred and for the duration thereof, or when as a result of such reimbursement, an EVENT OF DEFAULT is generated or could be generated.

(vi)	Refrain from selling, leasing, benefiting, alienating or transferring, without the prior written authorization of THE LESSOR, fixed assets (whether these fixed or intangible, such as trademarks) that are part of the CLINIC and/or assigning rights on them, under any title or modality, including transfers in possession in trust, except as set forth in section number (ix) below.

(vii)	Refrain from granting financing in favor of third parties.

(viii)	Refrain from granting financing in favor of its SUBSIDIARIES or AFFILIATES, without the prior written authorization of THE LESSOR, provided that such acts do not generate or could not reasonably generate a SUBSTANTIALLY ADVERSE EFFECT.

(ix)	Refrain from granting real guarantees or personal guarantees, charging against the assets that are part of the CLINIC and/or flows from its operation, to guarantee its own or third party obligations, without the prior written authorization of THE LESSOR. Without prejudice to this, THE LESSEE may, without the prior authorization of THE LESSOR, levy its assets, including, granting collateral, financial leases and transfers in possession in trust, when such guarantees are granted in support of the financing granted for the acquisition of such assets, and provided that: (i) THE LESSEE is in compliance with its obligations established in the FINANCING DOCUMENTS and (ii) provided that such acts do not generate or could not reasonably generate a SUBSTANTIALLY ADVERSE EFFECT.

(x)	Refrain from changing the main business activity.

(xi)	Refrain from assigning its contractual position, or assigning or transferring, in whole or in part, all or some of the rights or obligations, debts contracted with THE LESSOR under the FINANCING DOCUMENTS, without the prior written authorization of THE LESSOR.

(xii)	Refrain from subordinating or promising to subordinate the obligations assumed under the FINANCING DOCUMENTS to any other present or future indebtedness.

(xiii)	Refrain from guaranteeing to third parties, flows from the operations of the CLINIC, not assigned through the ASSIGNMENT AGREEMENT.

(xiv)	Refrain from transacting with AFFILIATES under conditions other than market.

TWENTY-FOURTH.- ANTICORRUPTION

THE LESSEE declares that neither itself nor its shareholders, partners, directors, managers, officers, agents, employees, advisers or any other person acting on behalf of or in the interest of THE LESSEE (hereinafter referred to as “Representatives”), have incurred any of these cases detailed below:

24.1	Participate in acts of corruption and/or bribery in respect of any national or foreign authority, or any third party (public or private) and/or grant or offer, or attempted to grant or offer payments, gifts, promises of payment, personal benefits or the like, contrary to law, to a public official or person related to or who may influence a public official or third party (public or private), which could generate a benefit for THE LESSEE or its Representatives.

24.2	Have been or be formally investigated or charged or sentenced civilly or criminally, suspended and disqualified in any of their functions administratively sanctioned, in respect of cases detailed in section number (i) above, in Peru or abroad.

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24.3	Be included within the scopes of Law No. 30737 or any rule, in its broadest form, which rules, modifies, extends or replaces the Law No. 30737 mentioned, whether or not they have been expressly included in the list published by the Ministry of Justice and Human Rights (under that rule) or the entity that replaces it.

24.4	Have admitted or acknowledged the commission of any of these offenses mentioned in this paragraph before any competent national or foreign authority.

TWENTY-FIFTH.- EVENTS OF DEFAULT

The PARTIES agree that each of the following circumstances constitutes an EVENT OF DEFAULT:

25.1	If THE LESSEE fails to pay: (i) any FEE or any amount corresponding to the capital or interest due under this FINANCIAL LEASE AGREEMENT; or, (ii) any of the commissions, fees, expenses, taxes, fines or any other concept it must pay and/or reimburse on the occasions when such payments must be made in accordance with the provisions of the FINANCING DOCUMENTS.

25.2	If THE LESSEE refuses to receive the WORKS or having received it, it intends to sublet, transfer, levy, assign the possession, the use, or make available THE WORKS to third parties in whole or in part, without the prior written authorization of THE LESSOR.

25.3	If the CONSTRUCTION CONTRACT is terminated without the prior written authorization of THE LESSOR, the construction of the WORKS becomes impossible or is paralyzed for a term greater than thirty (30) BUSINESS DAYS.

25.4	If THE LESSEE fails to comply with the financial obligations set out in Annex III to this FINANCIAL LEASE AGREEMENT.

25.5	If THE LESSEE: (i) loses any of the authorizations, permits or licenses necessary for the construction of the WORKS and/or the operation of the CLINIC, including but not limited to those listed in Annex VIl to this document; or, (ii) an event occurs that results in the loss of such authorizations, permits or licenses; and such loss or event is not remedied in the term of twenty (20) BUSINESS DAYS.

25.6	If THE LESSEE fails to pay the reimbursements to THE LESSOR for the payments of the corresponding premiums or any sum generated by the payment of the insurance policies made by THE LESSOR, in accordance with the provisions of the Twenty-First Clause.

25.7	If THE LESSEE fails to constitute or conclude the GUARANTOR AGREEMENTS in favor of THE LESSOR, within the term established in this FINANCIAL LEASE AGREEMENT, or if any of the guarantees constituted under the GUARANTOR AGREEMENTS cease to be in force or lose first rank and priority in favor of THE LESSOR.

25.8	If THE LESSEE does not comply with signing the public deed of amendment to this FINANCIAL LEASE AGREEMENT referred to in the Twelfth Clause, within the terms and under the conditions established in that clause.

25.9	If THE LESSEE is delayed or fails to comply with the payment of any reimbursement owed to THE LESSOR, required by it in accordance with the provisions of the Fourteenth Clause of this FINANCIAL LEASE AGREEMENT.

25.10	If THE LESSEE does not facilitate the inspection of the WORKS within the maximum term of seventy-two (72) hours required for it.

25.11	If any of the statements and assertions made by THE LESSEE in the Twenty-Second or Twenty-Fourth Clauses of this FINANCIAL LEASE AGREEMENT or in the other FINANCING DOCUMENTS is (i) false or (ii) incomplete in its substantial aspects.

25.12	If THE LESSEE fails to comply with any of the obligations set out in the Twenty-Third Clause of this FINANCIAL LEASE AGREEMENT, any of the terms, conditions or agreements contained in the FINANCING DOCUMENTS other than those indicated in this Twenty-Fifth Clause.

25.13	If THE LESSEE fails to comply, in general, with any other obligation assumed before THE LESSOR under any financial debt agreement (other than this FINANCIAL LEASE AGREEMENT), and such breach may result in the early termination or expiration of the term for the fulfillment of the obligations of THE LESSEE arising out of such financial debt agreement.

25.14	If THE LESSEE or any of its SUBSIDIARIES fails to comply with any of the obligations assumed under any other contract, convention and/or substantial agreement that it has concluded with any third party (cross default), for amounts that individually or jointly exceed USD 7,000,000.00 (Seven Million and 00/100 US Dollars) or its equivalent in another currency. Likewise, if THE LESSEE fails to comply with any obligation to pay under any contract, convention and/or agreement that it has entered into with any third party for amounts that, individually or jointly, exceed USD 7,000,000.00 (Seven Million and 00/100 US Dollars) or its equivalent in another currency, and such breach results in the early termination or expiration of the term for fulfilling its obligations arising out of said contract, convention and/or agreement (cross acceleration).

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25.15	If THE LESSEE or any of its SUBSIDIARIES fails to comply, within the terms established, with the provisions of any judicial ruling, arbitral award or administrative decision that is final, non-appealable or of a last instance whose outcome would reasonably have or could have a Substantially Adverse Effect, unless, in the case that such judicial ruling, arbitration award or final administrative decision establishes an obligation to pay THE LESSEE, the payment order is rendered ineffective within the term granted.

25.16	If: (i) THE LESSEE undergoes any type of bankruptcy process, insolvency proceedings or asset restructuring regulated under the APPLICABLE LAWS, or any process of payment suspension or liquidation; or, (ii) THE LESSEE initiates any bankruptcy, insolvency or asset restructuring proceedings regulated under the APPLICABLE LAWS, process of payment suspension or liquidation; or, (iii) THE LESSEE abides by a process of dissolution and liquidation or its shareholders adopt an agreement to that effect.

25.17	If the CHANGE OF CONTROL of THE LESSEE has been objected by THE LESSOR or if THE LESSOR has not communicated to THE LESSEE the result of its evaluation regarding the CHANGE OF CONTROL; and the thirty (30) calendar days indicated in section number (viii) of Clause 23.1 of the FINANCIAL LEASE AGREEMENT would have elapsed.

25.18	If THE LESSEE participates, without the prior written authorization of THE LESSOR, in processes of transformation and/or corporate reorganization, mergers, spin-offs, or direct or indirect acquisitions of shares or assets of other companies.

25.19	If THE LESSEE conducts any act intended to assign its contractual position or its rights or obligations in this FINANCIAL LEASE AGREEMENT and/or in the other FINANCING DOCUMENTS, or to transfer its obligations arising thereof, without the prior written authorization of THE LESSOR.

25.20	If THE LESSEE, its AFFILIATES, SUBSIDIARIES or economically related companies initiates a procedure intended to obtain a pronouncement from a GOVERNMENT AUTHORITY regarding the nullity, voidability, enforcement, rescission or termination of any of the FINANCING DOCUMENTS, or if any of the FINANCING DOCUMENTS is declared null, void, unenforceable, illegal, terminated, rescinded or amended without the prior written authorization of THE LESSOR.

25.21	If the obligations subject matter of this FINANCIAL LEASE AGREEMENT cease to take precedence of at least parí passu with respect to any other current or future obligation of THE LESSEE.

25.22	If THE LESSEE assigns, in whole or in part, the WORKS or the goods that form the CLINIC, without the prior written authorization of THE LESSOR, to a use other than that agreed in Annex I to this FINANCIAL LEASE AGREEMENT.

25.23	In the event of any SUBSTANTIALLY ADVERSE EVENT or a fact or event that has a SUBSTANTIALLY ADVERSE EFFECT.

25.24	If THE LESSEE fails to comply with the payment of any tax affecting this agreement or the WORKS and such failure to comply is not remedied within three (3) BUSINESS DAYS, or does not reimburse the amount of the taxes that have been paid by THE LESSOR pursuant to this agreement.

TWENTY-SIXTH.- CONSEQUENCE OF THE EVENT OF DEFAULT

26.1	If an EVENT OF DEFAULT is established and the applicable remediation terms have elapsed, the default interest will begin to be generated at the applicable Default Interest Rate, until the day the EVENT OF DEFAULT ceases. The default interest will be accrued automatically as from the date on which THE LESSEE incurred an EVENT OF DEFAULT, without the need for declaration of default, additional notification or some formality, in accordance with the provisions of section number 1 of Article 1333 of the Civil Code.

26.2	If an EVENT OF DEFAULT is established, THE LESSOR may, by operation of law:

(i)	Render pending DISBURSEMENTS ineffective, if applicable;

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(ii)	Declare this FINANCIAL LEASE AGREEMENT terminated, in accordance with the provisions of Article 1430 of the Civil Code and/or consider the terms of the financial lease due, by means of written communication sent by notarial procedures to THE LESSEE, accompanied by the settlement of the debtor balance referred to in section number 7 of Article 132 of the General Law, and demand the immediate payment of all the sums owed to THE LESSOR under this FINANCIAL LEASE AGREEMENT, leaving THE LESSOR entitled to collect all the FEES owed up to said date plus the legal taxes; and/or,

(iii)	Request the execution of the guarantees constituted under the GUARANTOR AGREEMENTS.

The delay by THE LESSOR in the exercise of the rights referred to in this section number 26.2 shall in no case mean the presumption of waiver thereof.

TWENTY-SEVENTH.- OF THE TERMINATION

27.1	In the event that THE LESSOR declares the termination referred to in section number 26.2(ii) of the previous Twenty-Sixth Clause, it will be sufficient for THE LESSOR to send a communication to THE LESSEE to the contractual address indicated in Annex I, declaring that the termination of the agreement has occurred and indicating the cause in which it has incurred as well as the concepts and amounts enforceable in accordance with the provisions of the following numeral. The termination shall occur automatically and by operation of law from the moment of delivery of the aforementioned communication at the contractual address of THE LESSEE.

27.2	As from the delivery of the said communication to the contractual address of THE LESSEE, or together with it, THE LESSOR may immediately recover the WORKS and demand, at the same time, the total payment of the overdue lease fees, their interest, the expenses incurred, the taxes accrued and/or to be accrued and, in view of the particular nature of the financial lease agreement, require payment of the full amount of the fees due until the end of the agreement, without prejudice to the right of THE LESSOR to demand compensation for the subsequent damage arising from the termination of the contract. The payment of all financial lease fees shall be demanded from THE LESSEE even if no fee has yet been accrued on the date of communication of the termination.

27.3	Upon communication of the termination, THE LESSEE must deliver the WORKS immediately to THE LESSOR, on the date it designates and in the same conditions of conservation in which it was given thereto, except the natural wear for the diligent use of THE WORKS.

In the case that THE LESSEE fails to comply with returning the WORKS, it must continue to insure the WORKS and cancel all the expenses, costs, fines, taxes and others generated for the use of it. In the event that these concepts are assumed by THE LESSOR, these must be reimbursed by THE LESSEE within 48 hours of being requested.

27.4	Without prejudice to the obligation of THE LESSEE indicated above, THE LESSOR may, if it so decides, take possession of THE WORKS on the date it deems appropriate. Likewise, in case of non-compliance with the restitution, it can initiate the actions for the return of the WORKS.

27.5	All the expenses generated to make THE WORKS available to THE LESSOR shall be borne by THE LESSEE and will be paid directly by THE LESSEE. Otherwise, THE LESSOR will set them and shall be covered, within 48 hours, counted as from the request made to THE LESSEE.

TWENTY-EIGHTH.- OF THE RESPONSIBILITY

28.1	THE LESSEE holds THE LESSOR and/or any of its affiliates and/or directly or indirectly related companies harmless, as well as the shareholders, directors, managers, representatives, executives, officers, employees, agents in general and their advisers (hereinafter “Persons entitled to Compensation”), from any responsibility that may arise out of the execution of this agreement, except that caused by willful misconduct or gross negligence of Persons entitled to Compensation duly declared by a final and non-appealable decision of a court of competent jurisdiction. In this sense, THE LESSEE will indemnify and defend the Persons entitled to Compensation, without any reserve or limitation whatsoever, in the face of any claim, action, litigation, contractual or non-contractual liability, fine, penalty, damages and losses (including emerging damages, loss of profit and indirect damages), contingency, cost and/or expense, or the risk thereof, arising out of the execution of this contract or any of the activities carried out by THE LESSEE, particularly those for which it uses the WORKS. In the case that THE LESSOR has to cancel any sum that originates as a result of what is indicated in this clause, it will be transferred to THE LESSEE by reimbursement, THE LESSEE authorizing from now on THE LESSOR to charge the amounts, from any of the accounts that THE LESSEE maintains in THE LESSOR.

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28.2	In the event that any of the Persons entitled to Compensation are involved in any action, judicial or administrative proceeding or investigation resulting from the execution of this agreement, THE LESSEE will reimburse thereto the expenses, costs and legal and/or other fees that have reasonably been incurred for the defense against such actions, procedures or investigations, THE LESSEE authorizing from now on THE LESSOR to charge it directly from any of the accounts that THE LESSEE maintains in THE LESSOR. THE LESSEE shall also indemnify the Persons entitled to Compensation for any loss, damage or harm resulting directly or indirectly from the execution of this agreement, unless they originate exclusively from the willful misconduct or gross negligence of the Persons entitled to Compensation, declared by a final and non-appealable decision of a court of competent jurisdiction.

28.3	THE LESSEE agrees that, without the prior written consent of the Persons entitled to Compensation, it will not reach any type of transaction, agreement or commitment with respect to any action, claim or proceeding, whether present or future, actually comprising or possibly comprising any of the Persons entitled to Compensation, in accordance with the terms of this clause, unless such transaction, agreement or commitment includes an express, unconditional, valid and enforceable waiver of any liability to such Persons entitled to Compensation in respect of any action, claim or proceeding arising directly or indirectly out of the execution of this agreement.

TWENTY-NINTH.- OF THE ADDITIONAL STIPULATIONS

29.1	THE LESSEE agrees and expressly authorizes THE LESSOR to assign or transfer, in whole or in part, all rights and obligations arising out of this agreement in favor of a third party, as well as its contractual position provided that (i) these are assignments that do not result in additional costs to THE LESSEE due to the nature of the assignee; and, (ii) the contractual position or rights under this contract or the other FINANCING DOCUMENTS are not assigned in whole or in part to persons or entities competing with, or that are part of an economic group (as this term is defined in the Regulations on Indirect Ownership, Relationship and Economic Groups approved by Superintendence Resolution No. 00019-2015) comprising persons or entities that compete with Grupo Salud del Perú S.A.C. and/or its Affiliates. This pact includes both the assignment of rights and the assignment of the contractual position. Likewise, THE LESSOR may allocate or give in warranty, whatever form is chosen, the rights that this agreement confers on it. THE LESSOR is also fully authorized to assign, transfer or provide as security in whole or in part the WORKS, without having to communicate it to THE LESSEE, provided that they do not affect the rights of THE LESSEE acquired under the agreement.

29.2	Any tax, fine, right or lien, created or to be created, and in general any expense that according to the corresponding public or private entity, affects this agreement or the WORKS for any reason, or the WORKS contract, or any other related agreement, will be transferred to THE LESSEE, and the reimbursement must be made in accordance with the provisions of the Eleventh Clause of this agreement.

These amounts will be added any tax that levies, or that in the future could levy the financial lease, or the ownership, use or possession of the WORKS object of this agreement. This obligation will persist even after the Call Option is exercised. If, after THE LESSOR had made any of these payments on behalf of THE LESSEE, it is determined that the collection of the tax, fine, duty or levy has been improper, THE LESSOR will refund to THE LESSEE the amount that would have transferred to it only after THE LESSOR had obtained the corresponding reimbursement or refund from the respective entity. This clause shall remain in force even after the termination of this document.

29.3	Without prejudice to the foregoing, and for the sole purpose of facilitating the payment of the above concepts (hereinafter, the Debts) and not generating higher costs to THE LESSEE for delays in payment, it is hereby established that the checking account in the name of THE LESSEE that is associated with this facility, will remain in force even after the termination of this agreement for any reason, for a term of three years from such termination. In this sense, THE LESSEE undertakes not to cancel such checking account, and expressly authorizes THE LESSOR, in the case of receiving any notice of payment related to the Debts, to charge the corresponding amounts in the aforementioned account, under the terms established in the General and Specific Contract Conditions Applicable to the Banking Products and Service Agreement of THE LESSOR, which THE LESSEE declares to know and accept, and in its amendments if applicable. Such charges will be informed in a timely manner to THE LESSEE to the address indicated below, who must pay the amounts charged within the term indicated in the respective communication, otherwise THE LESSOR may initiate the corresponding legal actions. Once the term indicated in this paragraph has expired, the account may be cancelled by THE LESSEE.

29.5	All the communications relating to the execution of this agreement shall be made to the following contractual domiciles established by the parties:

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a) THE LESSOR: At the address indicated in Annex I.

b) THE LESSEE: At the address indicated in Annex I.

The addresses and/or emails specified (at THE LESSOR’s choice) will be used to send all communications and notifications that may be applicable in connection with this agreement, including, without the following list being limited but rather merely expository, those arising from its resolution. For all legal effects and purposes, any change of contract address of THE LESSEE and/or the GUARANTORS (if applicable) must be communicated to THE LESSOR by means of a formal communication 30 (thirty) calendar days before the effective change date of the address. In the case of a legal entity, the communication must be signed by the legal representative of the company.

29.6	In the event that THE LESSOR deems it relevant, it may carry out general communications inherent thereto, such as change of address, etc., through publications or any other means of communication other than the written communication addressed to the domicile of THE LESSEE.

29.7	The PARTIES expressly submit to the jurisdiction and competence of the judges and tribunals of the Superior Court of Lima, in the event of any dispute arising from the interpretation and/or execution of this agreement. This agreement is governed by the Laws of the Republic of Peru.

29.8	The PARTIES expressly acknowledge that in the event that any of the clauses of this agreement has a voiding defect, such a situation shall not determine the invalidity of the agreement but only of the related clause or clauses deemed null and void; the agreement will remain in full validity and enforceability. Without prejudice to the foregoing, in the event that, within a clause of the agreement, any of the numerals of said clause had a voiding defect, such situation shall not determine the invalidity of the entire clause if that numeral can be removed without affecting the validity of the corresponding clause.

29.9	By this act, and without prejudice to the duties of secrecy and confidentiality under its responsibility, THE LESSEE authorizes THE LESSOR from now on so that if deemed necessary it can share and/or transfer by any means or procedure, all or part of the information that it accesses whether it was provided by it, or developed by the LESSOR itself, in relation to this financing (hereinafter referred to as the Information), to the following persons: (i) SUBSIDIARIES and/or AFFILIATES of THE LESSOR whichever their location, or to third parties selected by the aforementioned entities; (ii) employees, officials, advisors and/or consultants, appraisers and/or inspectors of THE LESSOR; or (iii) authorities and/or supervisors under legal mandate. It is established that the duties of secrecy and confidentiality will also extend to persons who, due to their professional activities, access the Information.

THIRTIETH.- OF THE FINAL STATEMENTS

30.1	THE LESSEE declares that all doubts have been cleared and that it has actually been previously informed of the fees and expenses that are applicable to this agreement, in accordance with the provisions of the current rate schedule of THE LESSOR, which is exhibited to the public in all of its offices and the relevant part of which, THE LESSEE declares to know and accept.

30.2	It is expressly stated for the record that this instrument is not subject to taxes, and that all the expenses arising out of this minutes, such as notary, registration and other expenses that are relevant, will be borne in full by THE LESSEE. Likewise, the PARTIES hereby state for the record that this agreement constitutes a sufficient title of the direct possession of THE LESSEE over the WORKS, so that it is fully authorized to appear in any formality or procedure related to the use of the WORKS and obtain its possession, unless there is a manifestation or request to the contrary of THE LESSOR expressed in any form.

30.3	THE LESSEE declares to accept all of the terms and conditions of this FINANCIAL LEASE AGREEMENT and to have read, signed and received this document and the Annexes at the time of their execution.

[1.4.1.1.6] [Closing Set – Contrato de Arrendamiento Financiero (Minuta) – 4823-2977-1444 v 1.pdf] [Page 27 of 76]
4821-8747-7164, v. 8 [signatures]	[stamp:] TREASURY ANALYST APPROVED BY Sebastian Menacho	[stamp:] GSP SERVICIOS GENERALES S.A.C. LEGAL MANAGEMENT APPROVED BY ANNEMY JURGENS

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Chiclayo Financial Lease

Please add, Mr. Notary, the other Clauses required by Law, register the corresponding inserts and submit the records of the Public Deed that this minutes originate, for registration at the request of THE LESSOR.

February 3, 2020.

[Signature sheets on the following pages]

[1.4.1.1.6] [Closing Set – Contrato de Arrendamiento Financiero (Minuta) – 4823-2977-1444 v 1.pdf] [Page 28 of 76]
4821-8747-7164, v. 8 [signatures]	[stamp:] TREASURY ANALYST APPROVED BY Sebastian Menacho	[stamp:] GSP SERVICIOS GENERALES S.A.C. LEGAL MANAGEMENT APPROVED BY ANNEMY JURGENS

[logo:] Scotiabank	29
Chiclayo Financial Lease

[Signature sheet of Oncosalud S.A.C.]

ONCOSALUD S.A.C.
[signature]	[signature]
[*]	[*]

[signature]	[signature]

[1.4.1.1.6] [Closing Set – Contrato de Arrendamiento Financiero (Minuta) – 4823-2977-1444 v 1.pdf] [Page 29 of 76]
4821-8747-7164, v. 8 [signatures]	[stamp:] TREASURY ANALYST APPROVED BY Sebastian Menacho	[stamp:] GSP SERVICIOS GENERALES S.A.C. LEGAL MANAGEMENT APPROVED BY ANNEMY JURGENS

[logo:] Scotiabank	30
Chiclayo Financial Lease

[Signature sheet of Oncosalud S.A.C.]

SCOTIABANK PERU S.A.A.

[*]	[*]

[signature]	[signature]

[stamp:] GSP SERVICIOS GENERALES S.A.C. CENTRAL MANAGEMENT DEPARTMENT OF ADMINISTRATION AND FINANCE

[signature]

[1.4.1.1.6] [Closing Set – Contrato de Arrendamiento Financiero (Minuta) – 4823-2977-1444 v 1.pdf] [Page 30 of 76]
4821-8747-7164, v. 8 [signatures]	[stamp:] TREASURY ANALYST APPROVED BY Sebastian Menacho	[stamp:] GSP SERVICIOS GENERALES S.A.C. LEGAL MANAGEMENT APPROVED BY ANNEMY JURGENS